UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Xilinx, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 30, 2015

Dear Xilinx Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders to be held on Wednesday, August 12, 2015 at 11:00 a.m., Pacific Daylight Time, at the headquarters of Xilinx, Inc. (Xilinx, the Company, we or our) located at 2050 Logic Drive, San Jose, California 95124. We look forward to your attendance either in person or by proxy. At this meeting, the agenda includes:

•	the annual election of directors;

•	an advisory vote on executive compensation as described in the attached proxy statement; and

•	a proposal to ratify the appointment of the Company’s external auditors, Ernst & Young LLP.

The foregoing matters are more fully described in the attached proxy statement. The agenda will also include any other business that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends that you vote FOR the election of each of the director nominees nominated by the Board of Directors, FOR the approval of the compensation of our named executive officers, and FOR the ratification of appointment of Ernst & Young LLP as external auditors of the Company for the fiscal year ending April 2, 2016. Please refer to the proxy statement for detailed information on each of the proposals.

You may vote your shares in one of the following ways: (1) via the Internet, by visiting the website shown on the Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 12, 2015 (Internet Notice) or proxy card and following the instructions; (2) telephonically by calling the telephone number shown in the Internet Notice or proxy card; (3) by voting in person at the Annual Meeting; or (4) by requesting, completing and mailing in a paper proxy card, as outlined in the Internet Notice.

The Xilinx 2015 Annual Meeting will be held solely to tabulate the votes cast and report the results of voting on the matters described in the attached proxy statement and any other business that may properly come before the meeting. Certain senior executives of Xilinx will be in attendance to answer questions following the Annual Meeting; however, there will be no formal presentation concerning the business of Xilinx.

Whether or not you plan to attend, please take a few minutes now to vote online or via telephone or, alternatively, request a paper proxy card and mark, sign and date your proxy and return it by mail so that your shares will be represented.

Thank you for your continuing interest in Xilinx.

Very truly yours,

/s/ Moshe N. Gavrielov
Moshe N. Gavrielov President and Chief Executive Officer

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY ONLINE OR BY TELEPHONE, OR, IN THE ALTERNATIVE, REQUEST, COMPLETE AND MAIL IN A PAPER PROXY CARD.

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XILINX, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, August 12, 2015

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Xilinx, Inc., a Delaware corporation (Xilinx, the Company, we or our), will be held on Wednesday, August 12, 2015 at 11:00 a.m., Pacific Daylight Time, at the Company’s headquarters located at 2050 Logic Drive, San Jose, California 95124 for the following purposes:

1.
to elect the following seven nominees for director to serve on the Board of Directors for the ensuing year or until their successors are duly elected and qualified: Philip T. Gianos, Moshe N. Gavrielov, William G. Howard, Jr., J. Michael Patterson, Albert A. Pimentel, Marshall C. Turner, and Elizabeth W. Vanderslice;

2.	to hold an advisory vote on executive compensation as described in the attached proxy statement;

3.	to ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as external auditors of Xilinx, for the fiscal year ending April 2, 2016; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on June 15, 2015, are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. Certain senior executives of Xilinx will be in attendance to answer questions following the Annual Meeting; however, there will be no formal presentation concerning the business of Xilinx.

In order to ensure your representation at the meeting, you are urged to vote as soon as possible.

You may vote your shares in one of the following ways: (1) via the Internet, by visiting the website shown on the Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 12, 2015 (Internet Notice) or proxy card and following the instructions; (2) telephonically by calling the telephone number shown in the Internet Notice or proxy card; (3) by voting in person at the Annual Meeting; or (4) by requesting, completing and mailing in a paper proxy card, as outlined in the Internet Notice. If you have Internet access, we encourage you to record your vote on the Internet.

FOR THE BOARD OF DIRECTORS

/s/ Scott R. Hover-Smoot
Scott R. Hover-Smoot Secretary
San Jose, California
June 30, 2015

THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY ARE BEING PROVIDED ON OR ABOUT JUNE 30, 2015 IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF XILINX, INC. IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY ONLINE OR BY TELEPHONE, OR, IN THE ALTERNATIVE, REQUEST, COMPLETE AND MAIL IN A PAPER PROXY CARD.

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XILINX, INC.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING
Q: Who is soliciting my vote?

A:
The Board of Directors of Xilinx, Inc., a Delaware corporation (Board), is soliciting your vote at the 2015 Annual Meeting of Stockholders (Annual Meeting). Xilinx, Inc. is referred to in this proxy statement as Xilinx, the Company, we, us or our.

Q: When is the Annual Meeting?

A:	The Annual Meeting will take place on August 12, 2015, at 11:00 a.m., Pacific Daylight Time.
Q: Where will the Annual Meeting be held?
A: The Annual Meeting, including any adjournment or postponement of the meeting, will be held at our corporate headquarters located at 2050 Logic Drive, San Jose, California 95124.
Q: How do I gain admittance to the Annual Meeting?

A:	Each stockholder must present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date for entrance to the Annual Meeting.
Q: What proposals are being presented for my vote?

A:	You will be asked to vote on:

1.
the election of the following seven nominees to serve as a director on the Board for the ensuing year: Philip T. Gianos, Moshe N. Gavrielov, William G. Howard, Jr., J. Michael Patterson, Albert A. Pimentel, Marshall C. Turner, and Elizabeth W. Vanderslice;

2.	an advisory vote on the compensation for our named executive officers;

3.	the ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, to serve as external auditors of Xilinx for the fiscal year ending April 2, 2016; and

4.	any other business that may properly come before the Annual Meeting.
Q: What are the Board’s recommendations?
A: The Board recommends that you vote your shares:

•
FOR each of the Board’s seven nominees for director, who are Philip T. Gianos, Moshe N. Gavrielov, William G. Howard, Jr., J. Michael Patterson, Albert A. Pimentel, Marshall C. Turner, and Elizabeth W. Vanderslice;

•	FOR the advisory vote on the compensation for our named executive officers; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent public accounting firm for the fiscal year ending April 2, 2016.
Q: What is the quorum requirement for the Annual Meeting?

A:
The required quorum to transact business at the Annual Meeting is a majority of the shares of our common stock outstanding on the record date. Shares of common stock entitled to vote and represented at the Annual Meeting by proxy or in person, as well as shares represented by abstentions and broker non-votes, will be counted towards the quorum. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Q: What is the record date?
A: The record date for determining shares outstanding and eligible to vote at the Annual Meeting is June 15, 2015.
Q: How many shares are outstanding?

A:
As of the close of business on May 8, 2015, there were 258,678,362 shares of our common stock outstanding. The closing price of our common stock on May 8, 2015, as reported by the NASDAQ Global Select Market (NASDAQ), was $44.20 per share.

ABOUT PROXY MATERIALS AND VOTING
Q: Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A:
Instead of mailing a printed copy of our proxy materials to stockholders and as permitted by rules of the Securities and Exchange Commission (SEC), we mailed an Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 12, 2015 (Internet Notice) to most of our stockholders to instruct you on how to access and review our proxy materials on the Internet. We believe that it is in the best interests of our stockholders to take advantage of these rules and reduce the expenses associated with printing and mailing proxy materials to all of our stockholders. In addition, as a corporate citizen, we want to reduce the use of natural resources and the environmental impact of printing and mailing the proxy materials. As a result, you will not receive paper copies of the proxy materials unless you specifically request them.

The Internet Notice provides instructions on how you can: (1) access the proxy materials on the Internet, (2) access your proxy, and (3) vote on the Internet. If you would like to receive paper copies of the proxy materials, please follow the instructions on the Internet Notice. If you share an address with another stockholder and received only one Internet Notice, you may write or call us to request a separate copy of the proxy materials at no cost to you. We anticipate that the Internet Notice will be mailed on or about June 30, 2015 to all stockholders entitled to vote at the meeting.
Q: How many copies of the proxy materials will be delivered to stockholders sharing the same address?

A:
Stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Internet Notice unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We adopted this “householding” practice, which is approved by the SEC, in an effort to conserve natural resources and reduce printing costs and postage fees.

If you share an address with another stockholder and received only one Internet Notice and would like to request a copy of the proxy materials, please send your request to: Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, Attn: Investor Relations; call Investor Relations at (408) 879-6911; or visit the Company’s website at www.investor.xilinx.com. We will deliver a separate copy of these materials promptly upon receipt of your written or verbal request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
Q: How do I vote?
A: The way in which you may vote by proxy depends on how you hold your shares.
If your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you hold your shares directly and are a registered stockholder or a stockholder of record. In this case, you may vote by proxy in one of three ways:

•	Vote by telephone (instructions are on the proxy card);

•	Vote over the Internet (instructions are on the proxy card); or

•	Fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage pre-paid envelope.
If you hold your Xilinx stock through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name), you are a beneficial owner of your shares and should have received an Internet Notice from the broker or other nominee holding your shares. You should follow the instructions in the Internet Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee.
Regardless how you hold your Xilinx stock, you may vote in person at the Annual Meeting; however, if you hold your Xilinx stock in street name, i.e., through a brokerage firm, bank, broker-dealer, trust or other similar organization, you must obtain a legal proxy from your broker or nominee and bring that proxy to the Annual Meeting.
Q: How many votes do I have?
A: You have one vote for every share of Xilinx common stock you owned on the record date, which is June 15, 2015.
Q: Who will count my votes?

A:	The inspector of elections appointed for the Annual Meeting will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Q: How will my shares be voted and what happens if I do not give specific voting instructions?

A:
Shares of common stock for which proxy cards are properly voted via the Internet or by telephone or are properly executed and returned, will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named herein, “FOR” the advisory approval of the compensation for our named executive officers, and “FOR” the ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as the Company’s external auditors for fiscal 2016. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

Q: Which ballot measures are considered “non-routine” or “routine”?

A:
Brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on “routine” matters but have no discretion to vote them on “non-routine matters.” Therefore, if you hold your shares through a broker or nominee, it is critical that you cast your vote if you want it to count for “non-routine” matters.

Proposal One (election of directors) and Proposal Two (advisory vote on executive compensation) are “non-routine” matters. If you hold your shares through a broker or nominee and you do not instruct your bank or broker how to vote on “non-routine” matters, such as Proposals One and Two, no votes will be cast on your behalf.
Proposal Three (ratification of external auditors) is a “routine” matter. Brokers or nominees may generally vote on “routine” matters, and therefore no broker non-votes are expected to exist in connection with Proposal Three.
Q: What is the effect of a “broker non-vote”?

A:
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Q: How are abstentions treated?

A:
Abstentions are treated as represented and entitled to vote for purposes of determining a quorum, and have the same effect on the outcome of a matter being voted on at the Annual Meeting as a vote “Against” or “Withheld,” except in elections of directors where abstentions have no effect on the outcome.

Q: How many votes are needed to approve each proposal?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTE ALLOWED
Proposal One - Election of seven (7) directors	Majority of votes cast, except in contested elections, directors will be elected by the plurality standard whereby those directors with the highest number of votes cast are elected	No

Proposal Two - Annual advisory vote to approve the compensation of our named executive officers	Advisory vote; Majority of shares entitled to vote and present in person or represented by proxy	No

Proposal Three - The ratification of Ernst & Young LLP as our independent registered public accounting firm	Majority of shares entitled to vote and present in person or represented by proxy	Yes
In the absence of instructions, shares of common stock represented by valid proxies shall be voted in accordance with the recommendations of the Board as shown on the proxy.
Q: What is the advisory vote to approve the compensation of our named executive officers?

A:
The non-binding advisory vote on the compensation of our named executive officers in Proposal Two will provide us insight into our stockholders’ views on our compensation practices pertaining to our named executive officers.

Q: How can I change my vote or revoke my proxy?

A:
A stockholder of record giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company, at 2100 Logic Drive, San Jose, California 95124, a written notice of revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, be sufficient to revoke a proxy. Any beneficial stockholder wishing to revoke his or her voting instructions must contact the bank, brokerage firm or other custodian who holds his or her shares and obtain a legal proxy from such bank or brokerage firm to vote such shares in person at the Annual Meeting.

Q: How much did this proxy solicitation cost and who will pay for the cost?

A:
We have retained the services of Alliance Advisors, LLC to assist in obtaining proxies from brokers and nominees of stockholders for the Annual Meeting. We will pay the cost of these solicitation services, which is estimated to be approximately $9,000, plus out-of-pocket expenses. We will also pay brokers or other persons holding stock in their names or the names of their nominees for costs to forward soliciting materials to their principals. In addition, we pay the cost of preparing, assembling and delivery of the notice of Annual Meeting, proxy statement and form of proxy. Proxies may also be solicited in person, by telephone or electronically by Xilinx personnel who will not receive any additional compensation for such solicitation.

Q: How and when may I submit proposals for consideration at next year’s Annual Meeting of stockholders?

A:
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), to be eligible for inclusion in the proxy statement for our 2016 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company at our principal executive offices at 2100 Logic Drive, San Jose, California, 95124 no later than March 2, 2016. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary of the Company at our principal executive offices no later than May 16, 2016. In addition, the Company’s Prior Notice For Inclusion on Agenda Bylaw provision requires that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the Company’s Bylaws, not later than April 14, 2016, and not earlier than March 15, 2016; provided however, that if our 2016 Annual Meeting of Stockholders is called for a date that is not within 25 days before or after the anniversary of the Annual Meeting, then to be considered timely, stockholder proposals must be received by the Secretary of the Company at our principal executive offices not later than the close of business on the tenth day following the day on which notice of our 2016 Annual Meeting of Stockholders was mailed or publicly disclosed, whichever occurs first. The full text of the Company’s Prior Notice for Inclusion on Agenda Bylaw provision described above may be obtained by writing to the Secretary of the Company.

DIRECTORS AND CORPORATE GOVERNANCE
Board Leadership
The Company’s Board of Directors currently consists of eight (8) individuals who are elected at each annual meeting and hold office until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Mr. John Doyle notified the Company in February 2015 of his decision to retire as a director of the Company at the end of his current term. He will continue to serve as a director until our Annual Meeting scheduled for August 12, 2015, but will not stand for reelection. We thank Mr. Doyle for his twenty-one years of outstanding and dedicated service as a director.

The Board seeks to have members with a variety of background and experiences. Set forth below are the names and a brief description of the experience, qualifications, attributes or skills of each of our directors that led the Board to conclude that the director should be on the Board. There are no family relationships among any of our directors or executive officers. Each of the following is a nominee up for reelection at the Annual Meeting, except for Mr. Doyle, who is retiring from the Board.

Name of Director	Age	Director Since
Philip T. Gianos	65	1985
Moshe N. Gavrielov	61	2008
John L. Doyle	83	1994
William G. Howard, Jr.	73	1996
J. Michael Patterson	69	2005
Albert A. Pimentel	60	2010
Marshall C. Turner	73	2007
Elizabeth W. Vanderslice	51	2000

Mr. Gianos joined the Company’s Board in December 1985. Mr. Gianos has served as Chairman of the Board since February 2009. Mr. Gianos has been an investor with InterWest Partners, a venture capital firm focused on information technology and life sciences, since 1982 and a General Partner since 1984. Prior to joining InterWest Partners, from 1973 to 1980 inclusive, Mr. Gianos was with IBM Corporation, an information technology company, in engineering and engineering management roles.

Mr. Gianos brings to the Board over 30 years of experience as an investor in multiple areas of information technology, including semiconductors, at a venture capital firm, as well as six years of experience in engineering management. Such experience has proved valuable to the Board in considering and evaluating strategic investments for the Company, as well as in overseeing the operational and R&D aspects of the Company’s business.

Mr. Gavrielov joined the Company in January 2008 as President and CEO and was appointed to the Board in February 2008. Prior to joining the Company, Mr. Gavrielov served at Cadence Design Systems, Inc., an electronic design automation company, as Executive Vice President and General Manager of the Verification Division from April 2005 through November 2007. Mr. Gavrielov served as CEO of Verisity Ltd., an electronic design automation company, from March 1998 to April 2005 before its acquisition by Cadence Design Systems, Inc. Prior to joining Verisity, Mr. Gavrielov spent nearly 10 years at LSI Corporation (formerly LSI Logic Corporation), a semiconductor manufacturer, in a variety of executive management positions, including Executive Vice President of the Products Group, Senior Vice President and General Manager of International Marketing and Sales and Senior Vice President and General Manager of LSI Logic Europe plc. Additionally, Mr. Gavrielov held various engineering and engineering management positions at Digital Equipment Corporation and National Semiconductor Corporation.

With extensive experience in executive management and engineering with semiconductor and software companies, Mr. Gavrielov understands the Company and its competitors, customers, operations and key business drivers. From this experience, Mr. Gavrielov has developed a broad array of skills, particularly in the areas of building and developing semiconductor and software businesses, and providing leadership and a clear vision to the Company’s employees. As the CEO of the Company, Mr. Gavrielov also brings his strategic vision for the Company to the Board and creates a critical link between the management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.

Mr. Doyle joined the Company’s Board in December 1994. Mr. Doyle held numerous technical and managerial positions at Hewlett-Packard Company from 1957 to 1991. Mr. Doyle is an independent consultant.

Mr. Doyle has developed a wide breadth of experience since 1991 as an independent technical and business strategy consultant. Prior to that, Mr. Doyle spent nearly 35 years at Hewlett-Packard Company including time as VP of Personnel, VP of Research and Development, Director of HP Labs and Executive VP of the Computer Systems, Networks and Peripherals businesses which included their integrated circuits operations. Mr. Doyle’s executive experience at Hewlett-Packard brings deep leadership and operational experience to our Board. In addition, Mr. Doyle has extensive knowledge of the Company’s business, in particular, gained from his service as a director of the Company since 1994. Mr. Doyle has also served on the boards of directors of multiple public and private technology companies which provide him with insights into how boards of other companies have addressed issues similar to those faced by the Company.

Dr. Howard joined the Company’s Board in September 1996. Dr. Howard has worked as an independent consultant for various semiconductor and microelectronics companies since December 1990. From October 1987 to December 1990, Dr. Howard was a senior fellow at the National Academy of Engineering conducting studies of technology management. Dr. Howard held various management positions at Motorola, Inc., a wireless and broadband communications company, between 1969 and 1987 including Senior Vice President and Director of Research and Development. Dr. Howard serves as a member of Sandia National Laboratories’ board of directors, and also served as Chairman of the Board of Ramtron International Corporation, a manufacturer of memory products, from 2003 to 2013.

Dr. Howard’s more than 20 years of experience as an independent consultant for various semiconductor and microelectronics companies, including SEMATECH, the Semiconductor Industry Association and Dow Corning, provides the Board with valuable insights into the industry in which the Company competes. Dr. Howard’s 18 years of experience in various management positions at a leading wireless and broadband communications company, including as its Senior Vice President and Director of Research and Development, has also proved to be valuable as the Company evaluates its own development efforts. Through Dr. Howard’s involvement with several scientific and engineering organizations, including as a member of the National Academy of Engineering and a fellow of the Institute of Electrical Engineers and of the American Association for the Advancement of Science, he has also gained valuable knowledge of the most recent developments in engineering. Dr. Howard has also gained a broad range of skills from his service on multiple boards of directors of public and private technology companies.

Mr. Patterson joined the Company’s Board in October 2005. Mr. Patterson was employed by PricewaterhouseCoopers (PWC), a public accounting firm, from 1970 until retirement in 2001. The positions he held during his 31-year career at PWC include chair of the national high tech practice, chair of the semiconductor tax practice, department chair for PWC’s Silicon Valley tax practice and managing partner of PWC’s Silicon Valley office. Mr. Patterson serves on a few boards of private companies and advises charitable organizations.

Mr. Patterson’s qualifications to sit on our Board include his extensive experience with public and financial accounting matters for complex global organizations. Mr. Patterson’s extensive financial background, including specifically advising companies in the semiconductor industry, has enabled him to play a meaningful role in the oversight of our financial reporting and accounting practices and executive compensation practices.

Mr. Pimentel joined the Company’s Board in August 2010. In October 2013, Mr. Pimentel was appointed President, Global Markets and Customers for Seagate Technology LLC, a manufacturer of hard drives and storage solutions, where he had previously served as their Executive Vice President, Chief Sales and Marketing Officer since April 2011. From May 2008 until August 2010, Mr. Pimentel served as COO and CFO of McAfee, Inc., a security technology company. Prior to that, Mr. Pimentel served as Executive Vice President and CFO of Glu Mobile, Inc., a publisher of mobile games, since 2004. Prior to joining Glu Mobile, Mr. Pimentel served as Executive Vice President and CFO of Zone Labs, Inc., an end-point security software company, from 2003 until it was acquired in 2004 by Checkpoint Software, Inc. From 2001 to 2003, he served as a partner of Redpoint Ventures. Prior to joining Redpoint, he served as CFO for WebTV Networks, Inc., a provider of set-top Internet access devices and services acquired by Microsoft Corporation, and LSI Logic Corporation, a semiconductor and storage systems developer. Mr. Pimentel also serves on the board of directors of Imperva, Inc., a security software company and Lifelock, Inc., an identity theft protection company.

Mr. Pimentel’s strong financial background, particularly through his work as the CFO at three different publicly-traded companies, provides financial expertise to the Board, including an understanding of financial statements, corporate finance and accounting. As an executive of a publicly-traded company, Mr. Pimentel also brings deep leadership and operational experience to our Board.

Mr. Turner joined the Company’s Board in March 2007. Mr. Turner chairs the board of directors of the AB Funds, a family of 116 mutual fund portfolios advised by AllianceBernstein LP. Mr. Turner served as CEO of Dupont Photomasks, Inc., a manufacturer of photomasks for semiconductor chip fabricators between 2003 and 2006, as Chairman from 2003 until the company’s acquisition in 2005 — as well as interim Chairman and CEO in 1999-2000. In addition, from 2007 to 2014, Mr. Turner served as a member of the board of directors of SunEdison, Inc., a solar power solutions provider and manufacturer of silicon wafers for semiconductor and solar power applications.

Mr. Turner has been involved in the semiconductor and software industries, among others, for 40 years, in a variety of roles including as the CEO of two companies in the semiconductor industry, chairman of two software companies, and a venture capital investor. From these experiences, Mr. Turner has developed a broad range of skills that contribute to the Board’s oversight of the operational, financial and risk management aspects of our business. Mr. Turner has also served on 24 corporate boards of directors and has chaired five of them, giving him meaningful perspective with respect to the various business issues faced by the Board.

Ms. Vanderslice joined the Company’s Board in December 2000. Ms. Vanderslice serves as a consultant for the KC Group, a financial advisory firm focused on the Chinese market, and has been on the Board of Trustees of Boston College since 2010. From 1999 to 2001, Ms. Vanderslice served as a general manager of Lycos, Inc. through its acquisition and subsequent reorganization. From 1996 to 1999, Ms. Vanderslice was CEO of Wired Digital, Inc., the online-media division of Wired Ventures, Inc., and a member of the Board of both Wired Digital, Inc. and Wired Ventures, Inc. before leading the company’s acquisition by Lycos, Inc. Prior to joining Wired Digital in early 1995, Ms. Vanderslice served as a principal in the investment banking firm Sterling Payot Company, where she helped raise the capital to launch Wired Magazine, and as Vice President at H. W. Jesse & Co., a San Francisco investment banking firm. She also worked with the IBM Corporation before earning her MBA from the Harvard Business School. Ms. Vanderslice is an Aspen Institute Henry Crown Fellow and was a member and officer of the Young Presidents’ Organization and the World Presidents’ Organization.

Ms. Vanderslice brings a broad range of skills to the Board from her experience as the CEO and board member of an innovative internet access and original content provider and an investment banker. In addition to her academic and professional background in computer science and systems engineering, Ms. Vanderslice contributes to the Board’s understanding of the Company’s sales and marketing efforts and engineering management, and her experience in mergers and acquisitions is valuable to the Board in evaluating strategic transactions.
Board Independence
The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by its board of directors. Our Board annually reviews information relating to the members of our Board to ensure that a majority of our Board is independent under the NASDAQ Marketplace Rules and the rules of the SEC.
After review of all relevant transactions and relationships between each director nominee, his or her family members and entities affiliated with each director nominee and Xilinx, our senior management and our independent registered public accounting firm, our Board has determined that seven of our eight directors are independent directors as defined in the NASDAQ Marketplace and SEC rules. Mr. Gavrielov, our President and CEO, is not an independent director within the meaning of the NASDAQ Marketplace Rules or the rules of the SEC because he is a current employee of Xilinx.
In making a determination of the independence of each director, the Board reviewed relationships and transactions occurring since the beginning of fiscal 2013 between each director, his or her family members and entities affiliated with each director and Xilinx, our senior management and our independent registered public accounting firm. In making its determination, the Board applied the standards for independence set forth by NASDAQ and the SEC. In each case, the Board determined that, because of the nature of the relationship or the amount involved in the transaction, the relationship did not impair the director’s independence. The following transactions were considered by the Board in its independence determinations.
Mr. Pimentel serves as a director of Xilinx and also is employed as an executive officer of Seagate Technology LLC (Seagate).  During fiscal 2015, Seagate paid Xilinx $433,145 to purchase our products in the normal course of business. Our Audit Committee in the absence of Mr. Pimentel reviewed the relevant facts and circumstances of the transactions and approved the amounts spent in fiscal 2015.
Each of Mr. Gianos and Dr. Howard is, or was, during any of the previous three (3) fiscal years, a non-management director of one or more other companies that has done business with Xilinx. All of the transactions with these organizations occurred in the normal course of business in the purchase or supply of goods or services. In addition, Mr. Gianos served as a non-management director of a private company in which Xilinx made certain investments prior to the company being acquired by another public company. Such investments were made by Xilinx in the ordinary course of its business pursuant to Xilinx investment policies.

Board Meetings and Committees
The Company’s Board held a total of seven (7) meetings during the fiscal year ended March 28, 2015. All directors are expected to attend each meeting of the Board and the Committees on which he or she serves and are also expected to attend the Annual Meeting. All directors attended the 2014 annual meeting of stockholders. Each director attended over 75% of the aggregate of all meetings of the Board or its Committees on which such director served during the fiscal year. The Board holds four (4) pre-scheduled meetings per fiscal year.
The Board has four standing committees, which include the Audit Committee, Compensation Committee, Nominating and Governance Committee, and Committee of Independent Directors (the Committees). The Board and its Committees have authority to engage independent advisors and consultants and have used such services. Each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee is subject to charters approved by the Board, which are posted on the investor relations page of our website located at www.investor.xilinx.com under “Corporate Governance.”
Set forth below are the directors serving on each of the Board’s four standing committees as well as a description of each committee.

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Committee of Independent Directors
Non-Employee Directors:
Philip T. Gianos (Chairman)			X	X
John L. Doyle	Chair			X
William G. Howard, Jr.			X	X
J. Michael Patterson	X	Chair		X
Albert A. Pimentel	X			X
Marshall C. Turner	X	X		X
Elizabeth W. Vanderslice		X	Chair	X
Employee Director:
Moshe N. Gavrielov
Audit Committee
The members of the Audit Committee are John L. Doyle, J. Michael Patterson, Albert A. Pimentel, and Marshall C. Turner. During fiscal 2015, the Audit Committee held eight (8) meetings. The Audit Committee assists the Board in fulfilling its oversight responsibilities to the stockholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. The Board has determined that each Audit Committee member meets the independence and financial knowledge requirements under the SEC rules and the corporate governance listing standards of NASDAQ. The Audit Committee operates in accordance with a written charter adopted by the Board, which complies with NASDAQ listing standards and SEC rules.
The Board has further determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by SEC rules. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the Audit Committee members’ individual experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon any of the Audit Committee members any duties, obligations or liabilities that are greater than those generally imposed on each of them as members of the Board nor does it alter the duties, obligations or liability of any other member of the Board.
Compensation Committee
The members of the Compensation Committee are J. Michael Patterson, Marshall C. Turner, and Elizabeth W. Vanderslice. During fiscal 2015, the Compensation Committee met thirteen (13) times. The Compensation Committee has responsibility for establishing our compensation policies. The Compensation Committee determines the compensation for our Board members and executive officers and has exclusive authority to grant equity-based awards, including options and restricted stock units (RSUs), to our executive officers under our 2007 Equity Incentive Plan. The Compensation Committee evaluates the CEO’s performance and determines CEO compensation, including base salary, incentive pay and equity. The CEO is not present during the Compensation Committee’s deliberations or voting on CEO compensation, but may be present during voting and deliberations related to compensation of other executive officers. For further information about the processes and procedures for the consideration and determination of executive compensation, please refer to the section of this proxy statement entitled “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis.”

Nominating and Governance Committee
The members of the Nominating and Governance Committee are Elizabeth W. Vanderslice, Philip T. Gianos, and William G. Howard, Jr. During fiscal 2015, the Nominating and Governance Committee met five (5) times. The Nominating and Governance Committee has responsibility for identifying, evaluating, and recommending individuals to serve as members of the Board, and establishing policies affecting corporate governance. The Nominating and Governance Committee, among other things, makes suggestions regarding the size and composition of our Board, recommends nominees for election as directors, and ensures that the Board reviews our management organization, including management succession plans.
Committee of Independent Directors
All independent directors are members of the Committee of Independent Directors. This Committee met five (5) times during fiscal 2015. The Committee’s principal focus is succession planning but it also addresses other topics as deemed necessary and appropriate. The Committee of Independent Directors typically meets outside the presence of management.
Nomination Criteria and Board Diversity
The Board believes in bringing a diversity of backgrounds and viewpoints to the Board and desires that its directors and nominees possess critical skills and experience in the areas of semiconductor design and marketing, manufacturing, software and finance. These factors, and any other qualifications considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Governance Committee may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a director or nominee must possess. The Board remains apprised of qualified individuals who may be considered as Board candidates in the future.
As part of its annual evaluation of current Board members, and as otherwise necessary, the Nominating and Governance Committee considers each director’s skills, experience, viewpoints previously mentioned as desirable director qualifications, independence, job changes, if any, amount of time spent on Xilinx matters and to what extent, if any, other commitments the director may have outside of Xilinx impact the director’s service to Xilinx. In connection with its evaluation of Board composition, the Nominating and Governance Committee also considers rotating directors’ positions on the Committees.
Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In fiscal 2015, the Board engaged a search firm to assist the Nominating and Governance Committee in identifying and assessing director candidates. The Nominating and Governance Committee will consider candidates proposed by stockholders using the same process it uses for a candidate recommended by a member of the Board, an employee, or a search firm. A stockholder seeking to recommend a prospective nominee for the Nominating and Governance Committee’s consideration should submit the candidate’s name and qualifications by mail addressed to the Corporate Secretary, Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, by email to corporate.secretary@xilinx.com, or by fax to (408) 377-6137.
Board’s Role in Risk Oversight
Our Board has overall responsibility for risk oversight at the Company and may delegate particular risk areas to the appropriate Committees of the Board. The Board’s role in risk oversight builds upon management’s risk management process. The Company conducts a formal annual risk assessment as well as coordinates on-going risk management activities throughout the year to identify, analyze, respond to, monitor and report on risks. Risks reviewed by the Company include operational risks, financial risks, legal and compliance risks, IT risks and strategic risks. The management team then reviews with the Board any significant risks identified during the process, together with plans to mitigate such risks. In response, the Board or the relevant Committee may request that management conduct additional review of or reporting on select enterprise risks. The process and risks are reviewed at least annually with the Board and additional review or reporting of significant enterprise risks will be conducted as needed or as requested by the Board or any of its Committees.
Corporate Governance Principles
The Company and the Board, through its Nominating and Governance Committee, regularly review and evaluate our corporate governance principles and practices. Our Significant Corporate Governance Principles, Code of Conduct, Directors’ Code of Ethics, and charters for each of the following Board Committees are posted on our website at www.investor.xilinx.com: Audit Committee, Compensation Committee, and Nominating and Governance Committee. Printed copies of these documents are also available to stockholders upon written request addressed to the Corporate Secretary, Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124 or by email at corporate.secretary@xilinx.com.

Board Leadership Structure and Independence
The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management as directors, including the CEO. Independent directors are given an opportunity to meet outside the presence of members of management, and hold such meetings regularly.
It is the written policy of the Board that if the Chairman is not “independent” in accordance with NASDAQ Marketplace Rules and the Exchange Act, the Board will designate an independent director to serve as Lead Independent Director. We believe that having an independent Chairman or a Lead Independent Director, either of whom is responsible for coordinating the activities of the independent directors, as well as other duties, including chairing the meetings of the Committee of Independent Directors, allows the Company’s CEO to better focus on the day-to-day management and leadership of the Company, while better enabling the Board to advise and oversee the performance of the CEO. The Nominating and Governance Committee reviews the position of Lead Independent Director and identifies the director who serves as Lead Independent Director in the absence of an independent Chairman. For fiscal 2015, Philip T. Gianos, an independent director, served as Chairman of the Board, so there was no Lead Independent Director.
Majority Vote Standard
All directors are elected annually at the annual stockholder meeting. As set forth in our Bylaws, directors are elected based on the majority of votes cast for each nominee, unless the number of nominees exceeds the number of directors to be elected. In contested elections, where the number of nominees exceeds the number of directors to be elected, directors are elected by the plurality standard, which means those directors with the highest number of votes cast are elected. Any director who receives more “AGAINST” votes than “FOR” votes will tender his or her resignation to the Board. The Board will announce its decision with regard to the resignation within 120 days following the certification of election results.
Board Evaluation
The Board conducts an annual evaluation of its performance. The process varies from year-to-year, including self-evaluations and/or one-on-one meetings with each Board member and the chairperson of the Nominating and Governance Committee. Results of the evaluation are formally presented to the Board. The Board has made changes in Board procedures based on feedback from the process.
Board Service Limits and Terms
The Board has set a limitation on the number of public boards on which a director may serve to three (3) for any CEO and four (4) for all other directors. This limitation is inclusive of service on the Xilinx Board.
The Board believes that term limits on directors’ service and a mandatory retirement age do not serve the best interests of the Company. While such policies could help ensure that fresh ideas and new viewpoints are addressed by the Board, such limits have the disadvantage of losing the contribution of directors who over time have developed increased insight and knowledge into the Company’s operations and who remain active and contributing members of the Board. The Board evaluation process plays a significant role in determining our Nominating and Governance Committee’s recommendation regarding Board tenure.
Change of Principal Occupation or Association
When a director’s principal occupation or business association changes substantially during his or her tenure as director, that director shall tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.
Director Education
The Company offers internal and external course selections for new-director orientation as well as continuing education. On a rotating basis, directors will attend director education programs and report back to the entire Board on key learnings.
Stock Ownership Requirements
Directors
The Board has established minimum stock ownership guidelines for directors. Under these guidelines, directors are required to own our common stock having a value equal to at least five (5) times their annual cash retainer. The annual cash retainer for directors is $60,000, and therefore directors are required to own our common stock with a value of at least $300,000. For example, based on $44.20, the closing price of our common stock on May 8, 2015, $300,000 would purchase 6,787 shares of our common stock.

Directors are required to retain half of the shares of our common stock derived from awards of RSUs until this ownership requirement is met. Half of the RSUs that are vested but are not settled pursuant to a pre-arranged deferral program will count toward the ownership requirement. Based on $44.20, the closing price of our common stock on May 8, 2015, all of our directors have met the stock ownership requirements.
Executive Officers
In May 2014, our Board approved amendments to the stock ownership guidelines to increase the ownership requirement for the CEO and to create a new ownership requirement for executive vice presidents. The CEO is now required to own shares of our common stock having a value of at least $4.5 million. Executive vice presidents who are Section 16 officers are required to own shares of our common stock having a value of at least $1.0 million. Senior vice presidents who are Section 16 officers are required to own shares of our common stock having a value of at least $750,000 and corporate vice presidents who are Section 16 officers are required to own shares of our common stock having a value of at least $500,000. In addition, until their stock ownership requirements are met, the CEO and all other Section 16 officers must retain half of the shares of our common stock derived from awards of time-based RSUs that were granted beginning in July 2011 and 45 percent of the shares of our common stock derived from awards of performance-based RSUs that were granted beginning in July 2013.
Succession Planning
The Board plans for succession to the position of the Chairman of the Board, the position of CEO, and other senior management positions. To assist the Board, the CEO annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of considered potential successors to certain senior management positions.
Internal Audit
The Company’s Internal Audit function reports to the Audit Committee of the Board and administratively to the Company’s CFO.
Codes of Conduct and Ethics
Our Board has adopted a Code of Conduct applicable to our directors and employees, including our CEO, CFO and all accounting personnel. The Code of Conduct includes protections for employees who report violations of the Code of Conduct and other improprieties and includes an anonymous reporting process to provide employees with an additional channel to report any perceived violations. Independent directors receive complaints and reports of violations regarding accounting, internal accounting controls, auditing, legal and other matters reported through the anonymous reporting process, if any. The Chief Compliance Officer provides a quarterly report to the Audit Committee of incident reports identified through the anonymous reporting process and otherwise. The Code of Conduct is available on the investor relations page of our website at www.investor.xilinx.com. Printed copies of these documents are also available to stockholders upon written request directed to Corporate Secretary, Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124.
The Board has adopted a separate Code of Ethics pertaining particularly to the Board which covers topics including insider trading, confidentiality, conflicts of interests, financial reporting and compliance with other laws.
A waiver of any violation of the Code of Conduct by an executive officer or director and a waiver of any violation of the Directors’ Code of Ethics may only be made by the Board. The Company will post any such waivers, as well as amendments to the Code of Conduct, on our website under the Corporate Governance page at www.investor.xilinx.com. No waivers were requested or granted in the past year. The Code of Conduct was last amended in November 2014.
Anonymous Reporting and Whistleblower Protection
Our Code of Conduct includes protections for employees who report violations of the Code of Conduct, other policies, laws, rules and regulations. We have implemented an Internet-based anonymous reporting process for employees to report violations they do not otherwise bring directly to management. The site can be accessed from our intranet as well as from the Internet.
Stockholder Value
The Board is cognizant of the interests of the stockholders and accordingly:

•	All employee stock plans will be submitted to the stockholders for approval prior to adoption;

•
The 2007 Equity Incentive Plan includes a provision that prohibits repricing of options whether by directly lowering the exercise price, through cancellation of the option or stock appreciation right (SAR) in exchange for a new option or SAR having a lower exercise price, or by the replacement of the option or SAR with a full value award (i.e., an award of restricted stock or RSUs); and

•	The Company is committed to keeping dilution under its stock plans for employees under industry standards.

Stockholder Communications to the Board
Stockholders may initiate any communication with the Board in writing sent in care of the Company’s Corporate Secretary to Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, by e-mail to corporate.secretary@xilinx.com, or by fax to the Corporate Secretary at (408) 377-6137. The name of any specific intended recipient, group or committee should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, and as necessary for follow up at the Board’s direction, correspondence may be forwarded elsewhere in the Company for review and possible response. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner.
Compensation of Directors
Directors who are not actively employed as executives of the Company receive compensation for their service. Directors who are actively employed as executives by the Company receive no additional compensation for their service as directors. Mr. Gavrielov is currently the only employee director of the Company.
Cash Compensation
In fiscal 2015, we paid each of our non-employee directors serving on the Board an annual cash retainer of $60,000 for service as a director. The Chairman of the Board received an additional $60,000 in cash compensation for service as Chairman.
In May 2014, after reviewing competitive market data, the Board approved increases in the annual cash compensation paid to each non-employee director serving as a chairperson or member of a Board Committee. Beginning on the date of our 2014 Annual Meeting, the chairperson of the Audit Committee receives an additional $25,000 per year (up from $22,500), the chairperson of the Compensation Committee receives an additional $20,000 per year (up from $17,500), and the chairperson of the Nominating and Governance Committee receives an additional $15,000 per year (up from $12,500). Other than the chairpersons, members of the Audit Committee receive an additional $12,500 per year (up from $10,000), members of the Compensation Committee receive an additional $10,000 per year (up from $7,500) and members of the Nominating and Governance Committee receive an additional $7,500 per year (up from $5,000). All payments are made in installments on a quarterly basis.
If applicable, the Lead Independent Director is also eligible to receive an additional $10,000 per year. For fiscal 2015, Mr. Gianos, an independent director, served as Chairman of the Board, so there was no Lead Independent Director.
Equity Compensation
Non-employee directors participate in an equity compensation program under our 2007 Equity Incentive Plan (2007 Equity Plan). Under this program, non-employee directors are eligible to receive automatic restricted stock unit awards (RSUs). The terms of those automatic RSU grants are as follows:
Annual Grant
Each non-employee director is eligible for an annual RSU award. For fiscal 2015, each non-employee director was automatically granted $185,000 worth of RSUs on the date of the 2014 Annual Meeting of Stockholders, or August 13, 2014, and such RSUs vest in full on the day immediately preceding the subsequent annual meeting of stockholders. Accordingly, on August 13, 2014, on which date the closing fair market value of our common stock was $41.30, each non-employee director received a grant of 4,479 RSUs, which will vest in full on August 11, 2015, the day prior to our 2015 Annual Meeting of Stockholders.
Initial Grant
A non-employee director joining the Board between annual meetings of stockholders and who has not previously served as an employee director, will receive a grant of RSUs on or about the tenth day of the month following the director’s initial appointment or election to the Board. The new non-employee director will receive RSUs worth $185,000 on the date of grant, prorated based on the number of days from the initial appointment or election until the anniversary of the most recently held annual meeting over 365 days. The RSUs vest in full on the day immediately preceding the subsequent annual meeting of stockholders.
Stock Ownership Guidelines
Under our stock ownership guidelines, non-employee directors are required to own shares of our common stock having a value equal to at least $300,000, which is equal to five (5) times their annual retainer. Non-employee directors are required to retain half of the shares of our common stock derived from awards of RSUs until their ownership requirements are met. Half of the RSUs that are vested but are not settled pursuant to a pre-arranged deferral program will count toward the ownership requirement. For more information about stock ownership guidelines for directors, please see the section above entitled “DIRECTORS AND CORPORATE GOVERNANCE—Corporate Governance Principles—Stock Ownership Requirements.”

Deferred Compensation
We also maintain a nonqualified deferred compensation plan which allows each director as well as eligible employees to voluntarily defer receipt of a portion or all of their cash compensation until the date or dates elected by the participant, thereby allowing the participating director or employee to defer taxation on such amounts. For a discussion of this plan, see “EXECUTIVE COMPENSATION—Nonqualified Deferred Compensation Plan.”
Director Compensation for Fiscal 2015
The following table provides information on director compensation in fiscal 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Philip T. Gianos (Chairman)	124,728	179,787	—	—	(3)	—	304,515
John L. Doyle	84,073	179,787	—	—	—	—	263,860
William G. Howard, Jr.	66,572	179,787	—	—	(3)	—	246,359
J. Michael Patterson	90,645	179,787	—	—	—	—	270,432
Albert A. Pimentel	71,573	179,787	—	—	—	—	251,360
Marshall C. Turner	80,645	179,787	—	—	—	—	260,432
Elizabeth W. Vanderslice	83,145	179,787	—	—	(3)	—	262,932

(1)
Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown reflect the grant date fair value for stock awards granted in fiscal 2015 as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of the awards are set forth in Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2015 filed with the SEC on May 13, 2015.

(2)
No option awards were granted to directors during fiscal 2015. The following aggregate number of option awards was outstanding as of March 28, 2015, for each of the non-employee directors: Mr. Gianos, 24,000; Mr. Doyle, 12,000; Dr. Howard, 24,000; Mr. Patterson, 12,000; Mr. Pimentel, 0; Mr. Turner, 26,000; and Ms. Vanderslice, 24,000.

(3)
This director participated in the Company’s nonqualified deferred compensation plan in fiscal 2015. For more information about this plan see the section below entitled “EXECUTIVE COMPENSATION—Nonqualified Deferred Compensation Plan.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 8, 2015, including the right to acquire beneficial ownership within 60 days of May 8, 2015, except as noted below, by: (i) each stockholder known to the Company to be a beneficial owner of more than 5% of our common stock, (ii) each of the Company’s directors and director nominees, (iii) each of the named executive officers identified in the section entitled “Executive Compensation” and (iv) all current directors and executive officers as a group. We believe that each of the beneficial owners of our common stock listed below, based on information furnished by such beneficial owners, has sole voting power and sole investment power with respect to such shares, except as otherwise set forth in the footnotes below and subject to applicable community property laws.

Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Greater than 5% Stockholders
Blackrock, Inc.	14,927,769	(2)	5.8
55 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.	19,892,538	(3)	7.7
100 Vanguard Blvd. Malvern, PA 19355
Directors
Philip T. Gianos	131,398	(4)	*
Moshe N. Gavrielov	406,108	(5)	*
John L. Doyle	30,784	(6)	*
William G. Howard, Jr.	50,605	(7)	*
J. Michael Patterson	26,060	(8)	*
Albert A. Pimentel	13,550	(9)	*
Marshall C. Turner	55,655	(10)	*
Elizabeth W. Vanderslice	29,059	(11)	*
Named Executive Officers			*
Jon A. Olson	417,286	(12)	*
Victor Peng	156,667	(13)	*
Krishna Rangasayee	120,805	(14)	*
Vincent L. Tong	202,523	(15)	*
Raja Petrakian	37,333	(16)	*
Frank. A. Tornaghi	15,871	(17)	*
All current directors and executive officers as a group (16 persons)	1,864,617	(18)	*
*    Less than 1%

(1)
The beneficial ownership percentage of each stockholder is calculated on the basis of 258,678,362 shares of common stock outstanding as of May 8, 2015. Any additional shares of common stock that a stockholder has the right to acquire within 60 days after May 8, 2015 that are not already outstanding at such time are deemed to be outstanding and beneficially owned for the purpose of calculating that stockholder’s percentage beneficial ownership. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xilinx, Inc., 2100 Logic Drive, San Jose, California 95124.

(2)
Based on information contained in a Schedule 13G/A, reflecting stock ownership information as of December 31, 2014, which was filed by this stockholder pursuant to Section 13(d) of the Exchange Act (Section 13(d)), on February 2, 2015 reporting beneficial ownership of 14,927,769 shares of common stock consisting of 12,683,226 shares as to which it has sole voting power. Blackrock, Inc. has sole dispositive power as to all 14,927,769 shares.

(3)
Based on information contained in a Schedule 13G/A, reflecting stock ownership information as of December 31, 2014, which was filed by this stockholder pursuant to Section 13(d), on February 10, 2015 reporting beneficial ownership of 19,892,538 shares of common stock consisting of 464,079 shares as to which it has sole voting power, no shares as to which it has shared voting power, 19,448,662 shares as to which it has sole dispositive power and 443,876 shares as to which it has shared dispositive power.

(4)
Consists of 85,398 shares held directly, 21,980 shares held in a family trust, 20 shares held by Mr. Gianos’ son and 24,000 shares issuable upon exercise of options. Does not include 7,625 shares that are vested but not settled pursuant to a pre-arranged deferral program.

(5)
Consists of 217,845 shares held directly, 37,500 shares issuable upon exercise of options and 150,763 shares issuable upon settlement of RSUs, which represents 62,900 shares, 60,125 shares, and 27,738 shares issuable upon settlement of RSUs granted in fiscal years 2013, 2014, and 2015, respectively. The 27,738 shares included for the fiscal 2015 grant represents the pro-rata vesting as a result of actual (not target) performance achievement under an RSU granted in fiscal 2015.

(6)	Consists of 18,784 shares held in a family trust and 12,000 shares issuable upon exercise of options.

(7)	Consists of 26,605 shares held in a family trust and 24,000 shares issuable upon exercise of options.

(8)	Consists of 14,060 shares held directly and 12,000 shares issuable upon exercise of options. Does not include 7,625 shares that are vested but not settled pursuant to a pre-arranged deferral program.

(9)	Consists of 13,550 shares held in a family trust.

(10)	Consists of 28,905 shares held directly, 750 shares held by Mr. Turner’s spouse and 26,000 shares issuable upon exercise of options.

(11)
Consists of 14,073 shares held directly, 2,986 shares held in joint tenancy and 12,000 shares issuable upon exercise of options. Does not include 7,625 shares that are vested but not settled pursuant to a pre-arranged deferral program.

(12)
Consists of 78,074 shares held in a family trust, 290,000 shares issuable upon exercise of options and 49,212 shares issuable upon settlement of RSUs, which represents 23,624 shares, 17,875 shares, and 7,713 shares issuable upon settlement of RSUs granted in fiscal years 2013, 2014, and 2015, respectively. The 7,713 shares for the fiscal 2015 grant represents the pro-rata vesting as a result of actual (not target) performance achievement under that RSU.

(13)
Consists of 57,455 shares held directly, 50,000 shares issuable upon exercise of options, and 49,212 shares issuable upon settlement of RSUs, which represents 23,624 shares, 17,875 shares, and 7,713 shares issuable upon settlement of RSUs granted in fiscal years 2013, 2014, and 2015, respectively. The 7,713 shares for the fiscal 2015 grant represents the pro-rata vesting as a result of actual (not target) performance achievement under that RSU.

(14)
Consists of 21,828 shares held directly, 65,000 shares issuable upon exercise of options, and 33,977 shares issuable upon settlement of RSUs, which represents 16,154 shares, 12,187 shares, and 5,636 shares issuable upon settlement of RSUs granted in fiscal years 2013, 2014, and 2015, respectively. The 5,636 shares for the fiscal 2015 grant represents the pro-rata vesting as a result of actual (not target) performance achievement under that RSU.

(15)
Consists of 38,546 shares held directly, 130,000 shares issuable upon exercise of options, and 33,977 shares issuable upon settlement of RSUs, which represents 16,154 shares, 12,187 shares, and 5,636 shares issuable upon settlement of RSUs granted in fiscal years 2013, 2014, and 2015, respectively. The 5,636 shares for the fiscal 2015 grant represents the pro-rata vesting as a result of actual (not target) performance achievement under that RSU.

(16)
Reflects beneficial ownership of our common stock as of March 27, 2015, the last day of Mr. Petrakian’s employment with the Company, which consisted of 37,333 shares held directly. For more information on Mr. Petrakian’s separation agreement, see the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Employment and Post-Employment Agreements.”

(17)
Reflects beneficial ownership of our common stock as of March 27, 2015, the last day of Mr. Tornaghi’s employment with the Company, which consisted of 12,537 shares held directly, and 3,334 shares issuable upon exercise of options. For more information on Mr. Tornaghi’s retirement agreement, see the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Employment and Post-Employment Agreements.”

(18)	Includes an aggregate of 1,144,638 shares issuable upon exercise of options or settlement of RSUs.

For certain information concerning our Executive Officers, see “Executive Officers of the Registrant” in Item 1 of Part I of our Form 10-K.

Equity Compensation Plan Information
The table below sets forth certain information as of fiscal year ended March 28, 2015 about our common stock that may be issued upon the exercise of options, RSUs, warrants and rights under all of our existing equity compensation plans including the ESPP:

	A		B		C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A)
Equity Compensation Plans Approved by Security Holders
1997 Stock Plan	1,661,353		$24.35		—	(1)
2007 Equity Plan	8,485,086	(2)	$25.29	(3)	15,372,882	(4)
Employee Stock Purchase Plan	N/A		N/A		10,545,454
Total-Approved Plans	10,146,439		$24.81		25,918,336
Equity Compensation Plans NOT Approved by Security Holders
Supplemental Stock Option Plan (5)	1,000		$25.77		—
Total-All Plans	10,147,439		$24.81		25,918,336

(1)	The Company ceased issuing options under the 1997 Stock Plan as of April 1, 2007. The 1997 Stock Plan expired on May 8, 2007 and all available but unissued shares under this plan were cancelled.

(2)
Includes approximately 6,876,669 shares issuable upon vesting of RSUs that were granted under the 2007 Equity Plan, and assumes 100% performance achievement for performance-based RSUs granted in fiscal 2015. In May 2015, the Compensation Committee determined the actual number of RSUs earned based on performance achievement for performance-based RSUs awarded in fiscal 2015. For more information on the number of RSUs at 100% performance achievement and the actual performance achievement for performance-based RSUs awarded in fiscal 2015, see the table under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Compensation Components—Long-Term Equity Incentive Compensation.”

(3)	The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(4)
On July 26, 2006, the stockholders approved the adoption of the 2007 Equity Plan and authorized 10,000,000 shares to be reserved for issuance thereunder. The 2007 Equity Plan, which became effective on January 1, 2007, replaced both the Company’s 1997 Stock Plan (which expired on May 8, 2007) and the Supplemental Stock Option Plan. On August 9, 2007, August 14, 2008, August 12, 2009, August 11, 2010, August 10, 2011, August 8, 2012, August 14, 2013, and August 13, 2014, our stockholders authorized the reserve of an additional 5,000,000 shares, 4,000,000 shares, 5,000,000 shares, 4,500,000 shares, 4,500,000 shares, 3,500,000 shares, 2,000,000 shares and 3,000,000 shares respectively. All of the shares reserved for issuance under the 2007 Equity Plan may be granted as stock options, stock appreciation rights, restricted stock or RSUs.

(5)
Under the Supplemental Stock Option Plan, options were granted to employees and consultants of the Company, however neither officers nor members of our Board were eligible for grants under the Supplemental Stock Option Plan. Only non-qualified stock options were granted under the Supplemental Stock Option Plan (that is, options that do not entitle the optionee to special U.S. income tax treatment) and such options generally expire not later than 12 months after the optionee ceases to be an employee or consultant. Upon a merger of the Company with or into another company, or the sale of substantially all of the Company’s assets, each option granted under the Supplemental Stock Option Plan may be assumed or substituted with a similar option by the acquiring company, or the outstanding options will become exercisable in connection with the merger or sale.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy statement explains our compensation programs in general, and how they operate with respect to our named executive officers in particular. This year, our “named executive officers” are our CEO, CFO, and the five other most highly compensated executive officers serving during the fiscal year, as follows:

•	Moshe N. Gavrielov, President and Chief Executive Officer

•	Jon A. Olson, Executive Vice President and Chief Financial Officer

•	Victor Peng, Executive Vice President and General Manager of Products

•	Krishna Rangasayee, Senior Vice President and General Manager, Global Sales and Markets

•	Vincent L. Tong, Senior Vice President, Global Operations and Quality

•	Raja Petrakian, Former Senior Vice President, Worldwide Operations

•	Frank A. Tornaghi, Former Senior Vice President, Worldwide Sales
In accordance with the rules of the SEC and in the interest of more full disclosure, Messrs. Petrakian and Tornaghi, who terminated employment effective on March 27, 2015 (the day before the last day of fiscal 2015), are included as named executive officers.
Executive Summary
Financial Performance for Fiscal 2015
Xilinx’s revenues were flat for fiscal 2015, while our net income in fiscal 2015 increased over the prior fiscal year as a result of our record high gross margin. Our results were driven by our focus on improving overall profitability and continued sales growth of our 28nm product family. Following are some major product and financial highlights from fiscal 2015:

•	Overall net revenues were $2.38 billion, flat compared to the prior fiscal year

•	Net income increased to $648 million, a 3% increase over net income of $630 million in the prior fiscal year

•	Gross margin for the full fiscal year reached a record 70%, compared to 69% in the prior fiscal year

•	Sales from our 28nm product portfolio, which includes the 7 series FPGAs and ZynqTM-7000 family, surpassed $580 million in fiscal 2015, compared to $380 million in the prior fiscal year

•
We increased our dividend by $0.02 per share, bringing our quarterly dividend to $0.31 per share and paying a record $306 million in dividends in fiscal 2015. This was the tenth consecutive year of dividend increases since initiating our dividend in 2004

•	We returned $650 million to our stockholders through our stock buyback program

•	Our total stockholder return on an annualized basis over the prior 1-, 3-, and 5-year periods was -19%, 8%, and 13%, respectively
Key Elements of Our Compensation Strategy and Program
Our executive compensation program is designed to motivate, engage and retain a talented leadership team and to appropriately reward them for their contributions to our business. Our performance measurement framework consists of a combination of financial, operational, and strategic/individual performance metrics that provide a balance between short-term results and drivers of long-term value.
We provide our named executive officers with three primary elements of pay: base salary, cash incentive compensation and long-term equity compensation. The performance-based incentives, consisting of cash incentive compensation and equity compensation, together constitute the largest portion of potential compensation for the named executive officers. Our long-term equity awards are 100% performance-based. The following charts show the pay mix for (i) our CEO, and (ii) the other six named executive officers, for fiscal 2015:

The percentages above were calculated using salary, cash incentive compensation, fair value of equity awards, and all other compensation as reported for fiscal 2015 in the Summary Compensation Table.
Fiscal 2015 Performance Measurement Framework
Our annual and long-term incentives together provide a balanced and comprehensive view of performance and drive the Compensation Committee’s executive compensation decisions. The components of our executive compensation program are illustrated in the chart below and more fully discussed throughout this Compensation Discussion and Analysis section:

Fiscal 2015 Performance Measurement Framework

Annual Incentive
% Weight
60%
Corporate Financial Performance
% Weight
30%
Revenue Growth Component
30%
Operating Profit Component
Measurement/Payout
Annual
Semi-Annual
40%
Strategic/ Individual Performance
Product Objectives
Sales/Marketing Objectives
Operational Objectives
Organizational Objectives
Semi-Annual (CEO Annual)
Long-Term Incentive
% Weight
100%
Performance Restricted Stock Units
• 1 year performance
• 3 year vesting period
% Weight
30%
Share of PLD Revenue
30%
Share of 28nm Revenue
30%
Technology Leadership
10%
Quality Leadership

As noted above, the Revenue Growth Component is determined and paid annually. The Operating Profit Component, which is operating profit as a percentage of revenue, excluding expenses related to bonus payments under our non-sales incentive compensation plans and, with Compensation Committee approval, other non-recurring adjustments or expenses that are not associated with currently planned or on-going business operations such as litigation and restructuring expenses, is determined and paid semi-annually. The Individual Performance Component is determined and paid semi-annually for all named executive officers, except for the CEO, whose Individual Performance Component is determined and paid annually. The Individual Performance Component weighting for all named executive officers is 40%; however, the weighting for the underlying product, sales/marketing, operational and organizational objectives varies among executives.
Fiscal 2015 Key Compensation Actions

•
Base salary: Five of our named executive officers received base salary increases in fiscal 2015, as follows: Mr. Gavrielov’s base salary increased to $800,000 from $750,000; Mr. Rangasayee’s base salary increased to $395,000 from $355,000; Mr. Tong’s base salary increased to $405,000 from $370,000; Mr. Petrakian’s base salary increased to $365,000 from $355,000, and Mr. Tornaghi’s base salary increased to $390,000 from $385,000. The Compensation Committee approved these base salary increases after reviewing certain factors, including the executive’s scope of responsibility and deliverables, and market comparables. In particular, Mr. Gavrielov’s base salary was increased based on his performance and comparative market data, Mr. Tong’s base salary was increased primarily when he became responsible for our operations organization due to the departure of Mr. Petrakian, and Mr. Rangasayee’s base salary was increased primarily when he became responsible for our sales organization upon the retirement of Mr. Tornaghi.

•
Annual incentive target: In fiscal 2015, the Compensation Committee increased the annual cash incentive target as a percent of salary for Messrs. Olson and Peng to 100% from 80%, in connection with their promotions to Executive Vice President from Senior Vice President. This increase both maintained the competitiveness of our target pay levels and increased the proportion of total pay that is performance-based. None of our other named executive officers received an increase in their annual cash incentive target as a percent of salary.

•
Annual incentive payout: We paid cash incentive compensation consistent with our financial results and strategic/individual performance goals set for each named executive officer. As indicated in the framework chart above, our cash incentive compensation program is designed around three components: two corporate financial components of revenue growth and operating profit, and individual performance. The achievement of these components for fiscal 2015 was as follows:

◦	We did not meet the threshold for payout under the Revenue Growth Component, and therefore no bonus was paid for this metric.

◦
We exceeded our Operating Profit Component target in the first half of the fiscal year, resulting in a 130% payout for the first half of fiscal 2015, and we met our Operating Profit Component target in the second half of the fiscal year, resulting in a 100% payout for the second half of the year.

◦
The payouts under the Individual Performance Component for our named executive officers (other than our CEO) in the first half of the year ranged from 80% to 113% of target, and in the second half of the year ranged from 50% to 120% of target. The payout for Mr. Gavrielov, our CEO, under the individual performance component as a percent of target for the year was 100%.

As a result of these performance outcomes, annual cash incentive compensation paid to our named executive officers for fiscal 2015 was less than each executive’s annual target cash incentive opportunity.

•
Long-term equity incentive payout: In fiscal 2015, the equity grants to our named executive officers consisted of only performance-based restricted stock units (RSUs) that require achievement of specific Company performance objectives, as well as continued employment to become earned and vested. In fiscal 2015, the Company exceeded the payout thresholds of three of the four performance measures indicated on the framework chart above. The Company did not meet the payout threshold for the Share of PLD Revenue metric. As a result, each named executive officer earned 89% of the target number of shares granted, and one third of such earned shares will vest in each of July 2015, July 2016, and July 2017. Although Messrs. Petrakian and Tornaghi were each granted performance-based RSUs in fiscal 2015, these RSUs were forfeited on March 27, 2015, the date of employment separation for each executive officer, and never vested. For more information, please see the section below entitled “Employment and Post-Employment Agreements with Named Executive Officers.”

The following table summarizes these key fiscal 2015 decisions for our named executive officers:
Compensation Elements for Named Executive Officers for Fiscal 2015

			Performance-Based Incentive Compensation
			Cash Incentive Award			Long-term Equity Incentive Award
Name	2015 Salary(1) ($)	Salary Increase From Prior Year(1) (%)	Target Award(2) ($)	Actual Award ($)	Actual Award as a Percent of Target (%)	Target RSU Award (Shares)(3)	Actual RSU Award (Shares)(3)	Actual RSUs Earned as a Percent of Target (%)
Moshe N. Gavrielov	800,000	6.7%	$1,102,500	$820,575	74	93,500	83,215	89
Jon A. Olson	480,000	—	$480,000	367,200	77	26,000	23,140	89
Victor Peng	480,000	—	$480,000	362,400	76	26,000	23,140	89
Krishna Rangasayee	395,000	11.3%	$296,334	205,730	69	19,000	16,910	89
Vincent L. Tong	405,000	9.5%	$305,334	247,460	81	19,000	16,910	89
Raja Petrakian	365,000	2.8%	$289,064	180,532	62	—	—	—
Frank A. Tornaghi	390,000	1.3%	$310,000	187,550	61	—	—	—
(1) Salary represents the amount approved by the Compensation Committee in fiscal 2015. The actual salary earned during fiscal 2015 for the executives who received salary increases, namely Messrs. Gavrielov, Rangasayee, Tong, Petrakian and Tornaghi, was less than the annual base salary approved by the Compensation Committee for these executives, because the salary increases were effective after the beginning of the fiscal year.

(2) Target awards are determined by multiplying the named executive officer’s actual salary earned during fiscal 2015 by the executive’s target bonus percentage, which was 140% for Mr. Gavrielov, our CEO, 100% for Messrs. Olson and Peng, and 80% for all of the other named executive officers.

(3) Messrs. Petrakian and Tornaghi each were granted performance-based RSUs for 19,000 shares in fiscal 2015. These RSUs were forfeited on March 27, 2015, in connection with their employment separation, and never vested. For more information, please see the section below entitled “Employment and Post-Employment Agreements with Named Executive Officers.”

CEO Performance and Pay Alignment
Each year, the Compensation Committee assesses our CEO’s actual compensation relative to the Company’s performance. The following graphs show a five-year history of our financial results and the CEO’s annual cash incentive compensation as a percent of his target cash incentive compensation for the applicable fiscal year:

(1)Operating profit as a percent of revenue and revenue are based on Generally Accepted Accounting Principles (GAAP).

The charts above show that as our GAAP operating profit and revenue have fluctuated, our CEO’s cash incentive award has correspondingly changed.
Governance Practices
We maintain several practices to help ensure our overall program reflects sound governance standards. These practices include the following:

What We Do		What We Don’t Do
☑	Maintain a Completely Independent Compensation Committee. The Compensation Committee determines our compensation strategy for executive officers and consists solely of independent directors.	☒	No Excise Tax Gross-Ups related to a Change in Control. We do not provide excise tax gross-ups related to a change in control of the Company.

☑
Maintain Independent Compensation Advisor.  The Committee has engaged Semler Brossy Consulting Group LLC (Semler Brossy) as its independent compensation consultant to provide independent analysis, advice and guidance on executive compensation.
☒
Permit Hedging or Short Sales.  We prohibit employees, including our executive officers, from engaging in transactions or arrangements that are intended to increase in value based on any decrease in value of any Company securities, such as short sales or put options.

☑
Annual Executive Compensation Review.  The Committee performs an annual review of our executive compensation strategy, including a review of our compensation peer group and a review of our compensation-related risk profile.
		☒	Permit Pledging. We prohibit our employees, including executive officers, from holding Company securities in a margin account or pledging Company securities.

☑	Pay-for-Performance Philosophy. Our cash incentive compensation and long-term equity programs for executives are based on the Company’s and individual executive’s performance.	☒	No SERP or Defined Benefit Plans. We do not provide a Supplemental Executive Retirement Plan (SERP) or a defined benefit plan.

☑	Compensation at Risk. A significant portion of compensation for our executives is based on the performance of both the Company and the individual executive.	☒	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.

☑	Performance-Based Equity Awards. Since fiscal 2014, our executive officers receive only performance-based restricted stock units (RSUs).	☒
No Special Perquisites. We do not generally provide perquisites to our executive officers, other than benefits with broad-based employee participation that are standard in the technology sector, such as our employee stock purchase plan.

☑	Stock Ownership Guidelines. We have executive stock ownership guidelines and holding requirements that cover our Section 16 executive officers.	☒
No Stock Option Repricing. Our 2007 Equity Incentive Plan does not permit repricing of out-of-the-money options or stock appreciation rights for shares of our common stock to a lower exercise or strike price without approval of our stockholders.

☑	Claw-Back Policy. We have a claw-back, or recoupment, policy that covers all elements of our incentive compensation program.

☑	Annual Stockholder Advisory Votes on Executive Compensation. We conduct an annual stockholder advisory vote on our executive compensation program.

Impact of 2014 Stockholder Advisory Vote on Compensation
At our Annual Meeting of Stockholders in August 2014, we conducted a non-binding advisory vote on compensation of our named executive officers, commonly referred to as a “say on pay” vote. Our stockholders overwhelmingly approved the compensation of the named executive officers, with approximately 96% of stockholder votes cast in favor of our executive compensation program.
The Compensation Committee was mindful of this strong stockholder support of our compensation philosophy and objectives when evaluating our executive compensation policies and practices throughout fiscal 2015. Accordingly, and as a result of the favorable say-on-pay vote, the Company continued its general approach to executive compensation, emphasizing performance-based compensation. In fiscal 2015, the Committee awarded only performance-based RSUs to our executive officers, including our named executive officers, in order to tie all of the executives’ equity compensation to Company performance and increase the executives’ focus on key long-term drivers of value.
The Board of Directors has adopted a policy providing for an annual advisory vote on the compensation of our named executive officers. This policy is consistent with our stockholders’ preference in August 2011 on the frequency of future advisory votes on compensation for our named executive officers.
Compensation Philosophy and Objectives
Role of the Compensation Committee
The Compensation Committee, in consultation with the CEO for individuals other than the CEO, is responsible for establishing our compensation and benefits philosophy and strategy. The Compensation Committee also oversees our general compensation policies and sets specific compensation levels for corporate officers, including the named executive officers. The Compensation Committee, together with the independent directors, evaluates the CEO’s performance, and the Compensation Committee determines CEO compensation. In determining compensation strategy, the Compensation Committee reviews market competitive data to ensure that we are able to attract, motivate, reward and retain quality employees, including the named executive officers. The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility and has done so, but may not delegate its authority to such advisors.
Compensation Consultant
In fiscal 2015, the Compensation Committee continued to retain the services of Semler Brossy to act as its independent compensation consultant. Semler Brossy reported directly to the Compensation Committee and not to management. Semler Brossy provided the Compensation Committee with general advice on compensation matters, including reviewing the composition of the peer group, providing compensation data related to executives at the selected companies in the peer group and providing advice on our executive officers’ compensation generally. Based on the above and its review of the factors set forth under Rule 10C-1 of the Exchange Act and in the NASDAQ listing requirements, the Compensation Committee assessed the independence of Semler Brossy and concluded that no conflict of interest exists that would prevent Semler Brossy from independently representing the Compensation Committee. In fiscal 2015, the Compensation Committee met regularly in executive session with its independent compensation consultant without management present. Semler Brossy did not provide any additional services to the Company other than the services for which it was retained by the Compensation Committee, and the Compensation Committee is not aware of any conflict of interest that exists that would otherwise prevent Semler Brossy from being independently engaged. The Company pays the cost for Semler Brossy’s services.
Primary Objectives
The primary objectives of the Compensation Committee with respect to determining executive compensation are to attract, motivate and retain talented employees and to align executives’ interests with those of stockholders, with the ultimate objective of improving stockholder value. It is the philosophy of the Compensation Committee that the best way to achieve this is to provide executives with compensation that is based on their level of performance against specific goals, which are aligned with our overall strategy, thereby compensating executives on a “pay for performance” basis.
To achieve these objectives, the Compensation Committee has implemented compensation plans that tie a significant portion of executives’ overall compensation to our financial and product-related performance, including operating profit, revenue growth, share of revenue, technology leadership and quality leadership. Overall, the total compensation opportunity is intended to create an executive compensation program that is competitive with comparable companies. The comparable companies considered by the Compensation Committee are described more fully below.
For fiscal 2015, the Compensation Committee approved the 2015 Executive Incentive Plan (2015 Incentive Plan), which is described in greater detail below. Bonus payments to executives varied with the Company’s performance during the fiscal year, as well as with their individual performance. This design was intended to accomplish the Company’s goal of aligning executives’ interests with those of stockholders by encouraging the executives to work diligently toward the success of the Company, and to reward, as appropriate, achievement of semi-annual and annual objectives.

The Company also advances its objectives of aligning executives’ interests with the interests of stockholders through its 2007 Equity Plan. The purpose of the 2007 Equity Plan is to promote the success of our business by encouraging equity ownership in the Company. In particular, the 2007 Equity Plan provides officers with incentive to exert maximum effort toward the success of the Company and to participate in such success through acquisition and retention of our common stock.
Procedural Approaches to Accomplish Compensation Objectives
The Compensation Committee believes that the compensation provided to our executives, including the named executive officers, should include both cash and stock-based compensation that rewards performance as measured against established goals.
Peer Group Data
The Compensation Committee instructed Semler Brossy to prepare a report of peer companies for purposes of examining, determining and setting compensation for our executives. In preparing its report, Semler Brossy reviewed data from Radford Surveys + Consulting (Radford), specifically the Radford Global Technology Survey, as well as the proxy statements for each of the peer group companies. The criteria for determining which companies to include in the peer group included all or some of the following criteria: (i) they operate in a similar industry as the Company; (ii) they are of roughly similar size (as measured by revenues and aggregate market capitalization) as the Company; (iii) they have growth expectations similar to those of the Company; and (iv) they are companies against whom the Company competes for talent.
After receiving and discussing Semler Brossy’s report, the Compensation Committee approved the peer group companies for fiscal 2015. The Compensation Committee removed Applied Materials from the peer group for fiscal 2015 because Applied Materials would no longer fit the peer group criteria upon completion of its then-anticipated merger with Tokyo Electron, which merger was called off in late April 2015. Following are the peer group companies for fiscal 2015:

• Advanced Micro Devices, Inc. • Altera Corporation • Analog Devices, Inc. • Atmel Corporation • Autodesk, Inc. • Avago Technologies Limited • Broadcom Corporation • Brocade Communications Systems Inc.
•   Cadence Design Systems, Inc.

•   Cypress Semiconductor Corporation

•   Fairchild Semiconductor International Inc.

•   KLA-Tencor Corporation

•   LAM Research Corporation

•   Linear Technology Corporation

•   LSI Corporation

•   Marvell Technology Group Ltd.
• Maxim Integrated Products Inc. • Microchip Technology Inc. • Nvidia Corporation • ON Semiconductor Corporation • Sandisk Corporation • Skyworks Solutions, Inc. • Synopsys, Inc.
Data on the compensation practices of the above-mentioned peer group is generally gathered through searches of publicly available information, including publicly available databases. Peer group data is gathered with respect to base salary, bonus targets and equity awards. The Radford survey reflects more current information than the information found through publicly available sources. In fiscal 2015, all of the peer group companies identified above participated in the Radford survey, except for Maxim Integrated Products, Inc.
A summary of the four quarter trailing revenue by quartile and market capitalization of peer group companies at the time the Compensation Committee finalized the peer group of companies in the third quarter of fiscal 2014 for its fiscal 2015 compensation decisions is as follows:

Peer Group Four-Quarter Revenue and Market Capitalization for Fiscal 2015 Compensation Decisions

	Peer Group Financials(1)
Quartile	Four Quarter Trailing Revenue ($ in millions)	Market Capitalization ($ in millions)
75th Percentile	2,970	9,654
50th Percentile	2,382	7,949
25th Percentile	1,714	3,719

Xilinx, Inc.	2,165	12,406
(1) Data is based on available market information in October 2013.
Based on the chart above, our revenue approximated the 50th percentile of the peer group companies and our market capitalization was above the 75th percentile of the peer group companies at the time the peer group was selected for fiscal 2015 compensation decisions.
In determining adjustments to executive compensation, the Compensation Committee not only reviews and considers the independent compensation advice and analysis by Semler Brossy and publicly available information of compensation offered by the applicable market comparables, but also reviews the Radford survey and takes into consideration other relevant factors as described in this Compensation Discussion and Analysis. While the Compensation Committee looks at the external market data (both the Radford survey data and peer company data), it does not target any specific pay percentile within those companies for purposes of setting cash and equity compensation levels nor does the Compensation Committee consider the total stockholder return of any company in the peer group in making compensation decisions. Rather, the Compensation Committee uses the peer group information merely as a guide to determine whether we are generally competitive in the market.
CEO Evaluation and Compensation Determination
The Compensation Committee annually reviews the performance of the CEO in light of the goals and objectives of our executive compensation plans, and approves CEO compensation. The review of the performance and compensation of the CEO and all other named executive officers is conducted annually during the period commencing around the middle of May, which is called our “Focal Review Period.” The Compensation Committee uses both objective data from peer group companies, including comparing compensation paid to CEOs in the peer group, and subjective policies and practices, including assessment of the CEO’s achievements and contribution to the Company, to determine compensation of the CEO. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee considers all relevant factors, including the Company’s performance and relative stockholder return, the value of similar awards to CEOs of the peer group companies, the awards given to the CEO in prior years, and formal feedback from the independent directors. To provide further assurance of independence, the Compensation Committee’s independent compensation consultant, Semler Brossy, provides its recommendation for CEO compensation. The compensation consultant prepares analysis showing competitive CEO compensation among the peer group for the individual elements of compensation and total direct compensation. Then, the compensation consultant provides the Compensation Committee with a range of recommendations for any change in the CEO’s base salary, annual incentive target, and equity grant value. The recommendations take into account the peer group competitive pay analysis, expected future pay trends, and importantly, the position of the CEO in relation to other senior executives and proposed pay actions for all key employees of the Company. The range allows the Compensation Committee to exercise its discretion based on the CEO’s individual performance and other factors.
Evaluation of Other Named Executive Officers and Compensation Determination
The CEO works with the Compensation Committee in establishing the compensation and benefits philosophy and strategy for our executives and also makes specific recommendations to the Compensation Committee with respect to the individual compensation for each of the executive officers, including the named executive officers other than himself. With respect to the named executive officers, the Compensation Committee annually reviews, with the CEO, the executives’ performance in light of the Company’s goals and objectives, and approves their compensation. The Compensation Committee also considers other relevant factors in approving the level of such compensation, including each executive officer’s performance during the year, specifically an officer’s accomplishments, areas of strength and areas of development, the executive’s scope of responsibility and contributions to the Company, and the executive’s experience and tenure in the position. During the Focal Review Period, the CEO and members of our human resources department evaluate each named executive officer’s performance during the year based on the CEO’s knowledge of each named executive officer’s performance, individual self-assessment and feedback provided by the named executive officer’s peers and direct reports. The CEO also reviews compensation data gathered from Radford as well as from publicly available information such as SEC filings and identifies trends and competitive factors to consider in adjusting compensation levels of the named executive officers. The CEO then makes a recommendation to the Compensation Committee as to each element of each named executive officer’s compensation.
Compensation Components

Our executive compensation is divided into three components: base salary, incentive cash compensation, and long-term equity compensation. The following table summarizes these elements of compensation:

Base Salary
During fiscal 2015, the Compensation Committee reviewed the base salaries of our named executive officers focusing on the competitiveness of salaries. Based on comparing current salaries to the base salary levels at the companies in our peer group, as well as considering the roles and responsibilities and potential performance of the named executive officers, the Compensation Committee increased the base salaries of five of our named executive officers in fiscal 2015, as set forth in the following table:

Named Executive Officer Salary Adjustments

Named Executive Officer	Fiscal 2015 Salary(1) ($)	Fiscal 2014 Salary(1) ($)	Percent Change(2) (%)
Moshe N. Gavrielov	800,000	750,000	6.7%
Jon A. Olson	480,000	480,000	—
Victor Peng	480,000	480,000	—
Krishna Rangasayee	395,000	355,000	11.3%
Vincent L. Tong	405,000	370,000	9.5%
Raja Petrakian	365,000	355,000	2.8%
Frank A. Tornaghi	390,000	385,000	1.3%
(1) These amounts reflect the base salaries approved for a particular fiscal year, and not the actual earnings for the respective named executive officer, which earnings may be different due to certain factors, such as the timing of approved salary increases.

(2) Mr. Gavrielov’s base salary was increased based on his performance and comparative market data, Mr. Rangasayee’s base salary was increased primarily when he became responsible for our sales organization upon the retirement of Mr. Tornaghi, and Mr. Tong’s base salary was increased primarily when he became responsible for our operations organization due to the departure of Mr. Petrakian.

Incentive Cash Compensation
In fiscal 2015, the Compensation Committee adopted the 2015 Incentive Plan. The cash incentive target for Messrs. Olson and Peng was increased to 100% of their annual base earnings, up from 80% in fiscal 2014, in connection with their promotions to Executive Vice President. The cash incentive target for all other named executive officers remained the same as in fiscal 2014, which was 140% of annual base earnings for Mr. Gavrielov, our CEO, and 80% of annual base earnings for Messrs. Rangasayee, Tong, Petrakian, and Tornaghi. The cash incentive target increases for Messrs. Olson and Peng maintained the competitiveness of our target pay levels and increased the proportion of total pay that is performance-based. Under the 2015 Incentive Plan, the cash bonuses for the named executive officers were based on each executive’s earnings and then determined using three different components, each with a different weighting: (1) our operating profit as a percentage of revenue determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, but excluding payments under our non-sales incentive plans and, with Compensation Committee approval, other unusual charges (OP Component), weighted at 30%; (2) our annual revenue growth (Growth Component), weighted at 30%; and (3) the individual performance component (Individual Performance Component) based on the achievement of performance goals pertaining to such officer’s position and responsibilities, weighted at 40%. For fiscal 2015, the three components and weighting of those components were the same as for fiscal 2014. The OP Component is paid on a semi-annual basis, the Growth Component is paid on an annual basis, and the Individual Performance Component is paid on a semi-annual basis for all named executive officers, except our CEO, whose Individual Performance Component is paid on an annual basis.
We exceeded the operating profit objective in the first half of the year, resulting in a 130% payout for the first half of the year under the OP Component, and we met the operating profit objective in the second half of the year, resulting in a 100% payout for the second half of the year under the OP Component. Payouts to the named executive officers (other than the CEO) under the Individual Performance Component for the first half of the fiscal year ranged from 80% to 113% of target. In the second half of the fiscal year, the payouts to the named executive officers (other than our CEO) under the Individual Performance Component ranged from 50% to 120% of target. The payout to Mr. Gavrielov, our CEO, under the Individual Performance Component was 100% of target, which was measured annually rather than semi-annually. The Company did not meet the threshold for payout under the Growth Component, and therefore no bonus was paid for this metric. The following table shows the annual performance achievement as a percentage of target by our named executive officers under the 2015 Incentive Plan:

Named Executive Officer Actual Incentive Cash Compensation as a Percent of Target

Name	Target Incentive Award(1) ($)	Actual Incentive Award ($)	Actual Incentive Award as a Percent of Target (%)
Moshe N. Gavrielov	1,102,500	820,575	74
Jon A. Olson	480,000	367,200	77
Victor Peng	480,000	362,400	76
Krishna Rangasayee	296,334	205,730	69
Vincent L. Tong	305,334	247,460	81
Raja Petrakian	289,064	180,532	62
Frank A. Tornaghi	310,000	187,550	61
(1) Amount is based on the executive’s actual earnings, which, due to the timing of salary increases, may be less than the annual base salary approved by the Compensation Committee in fiscal 2015.
Each component is described in more detail under the sections entitled “Operating Profit Component,” “Revenue Growth Component,” and “Individual Performance Component.”
Operating Profit Component
The OP Component is defined as our operating profit as a percent of revenue, excluding expenses related to bonus payments made under our non-sales incentive compensation plans and, with Compensation Committee approval, other non-recurring adjustments or expenses that are not associated with currently planned or on-going business operations, such as litigation and restructuring expenses. The goal in the OP Component is to continually manage and reduce costs and enhance profitability. For purposes of the 2015 Incentive Plan, the OP Component is calculated on a semi-annual basis using the financial results for the fiscal six-month period, and is weighted 30%. Although the Company incurred approximately $24 million in restructuring charges in fiscal 2015, the Compensation Committee did not exclude these charges for purposes of calculating the OP Component for executives under the 2015 Incentive Plan.
The OP Component is subject to a threshold range for any payout and contains a multiplier that increases payout under this component depending on Company performance. For fiscal 2015, the maximum multiplier was 2.0. The table below outlines the general progression of the OP Component Multiplier for fiscal 2015:
OP Component Scale (Abbreviated)

Operating Profit % (FY2015)	OP Component Multiplier
<21	0.0
22	0.1
23	0.2
...	...
30	0.9
31 - 33	1.0
34	1.1
35	1.2
36	1.3
...	...
42	1.9
43	2.0
The chart above indicates that once the Company reached 22% operating profit, the OP Component Multiplier equaled 0.1. Then, for each full percentage increase in operating profit from 22% up to 30%, the OP Component Multiplier increased by 0.1. Operating profit of 31% and up to 33% would result in an OP Component Multiplier of 1.0. Thereafter, for each full percentage increase in operating profit over 33%, the OP Component Multiplier increased by 0.1, until a total operating profit of 43%, at which point the multiplier is capped at 2.0.
In fiscal 2015, we exceeded our OP Component target in the first half of the year, resulting in a 1.3 multiplier based on an operating profit of 36%, and we met the target for the second half of the year, resulting in a 1.0 multiplier based on an operating profit of 33%, as follows:

OP Component Multipliers for Fiscal 2015

Period	Actual OP Component (%)	OP Component Multiplier
First Half	36	1.3
Second Half	33	1.0
Revenue Growth Component
The Growth Component measures increases in the Company’s revenue growth year-over-year and rewards increases over a certain minimum threshold. The Growth Component is measured and paid on an annual basis and is weighted 30%. In fiscal 2015, the minimum increase in year-over-year revenue growth for payment was 1%. Once the Company achieved a full 1% year-over-year revenue growth, then the Growth Component multiplier (Growth Component Multiplier) equaled 0.11. At 9% year-over-year revenue growth, the Growth Component Multiplier equaled 1.0. Then, for every full percentage point increase above 9%, the Growth Component Multiplier increased by 0.2, until reaching 14% year-over-year revenue growth, at which point the multiplier was capped at 2.0. The table below outlines the general progression of the Growth Component multiplier for fiscal 2015:
Growth Component Scale (Abbreviated)

Revenue Growth (Year-over-Year in FY2015)	Growth Component Multiplier
0%	0.00
1%	0.11
...	...
8%	0.88
9%	1.00
10%	1.20
...	...
14%	2.00
In fiscal 2015, the Company did not meet its Growth Component threshold for payout, and therefore no bonus was paid for that performance metric.
Individual Performance Component
Under the Individual Performance Component, each named executive officer received up to a maximum of ten individual goals for each performance period, each goal with a weighting depending on the value of the goal. The performance period for the named executive officers, except the CEO, is each semi-annual period, and for the CEO, the performance period is the full fiscal year. The threshold for any payout under the Individual Performance Component is 50% overall achievement and the maximum performance is capped at 150% (Individual Performance Multiplier).
Each individual goal under the Individual Performance Component (1) was directly related to the Company’s business objectives and (2) corresponded to such executive’s position and responsibilities. The management goals for the named executive officers related to the broader corporate goals within the following categories:

•	Product objectives. Goals related to product innovation and development, product quality and product schedules fell within this category.

•	Sales and marketing objectives. Goals related to revenue, design wins, marketing strategies and product launches fell within this category.

•	Operational objectives. Goals related to fiscal discipline, cost reductions, business efficiencies and profitability fell within this category.

•	Organizational objectives. Goals related to the implementation of employee performance and compensation programs, succession planning and compliance fell within this category.
For the named executive officers other than the CEO, the CEO, in consultation with each executive, assigned a weight to each goal which was measured in proportion to how that goal corresponded to the importance of the business objective involved. These goals and assigned weightings for the non-CEO named executive officers were provided to the Compensation Committee for its review at the beginning of each semi-annual period. At the end of each semi-annual period, the CEO reviewed his determination of the executive’s performance for each goal along with the executive’s self- assessment on a scale of 0% to 150%. Based on the CEO’s determination of the executive’s level of goal achievement, the CEO then recommended to the Compensation Committee an Individual Performance Multiplier, on a scale of 0.0 to 1.5, for each named executive officer. After reviewing the CEO’s semi-annual assessment and recommendation, the Compensation Committee determined and approved the multiplier and semi-annual payout for each named executive officer.
For the CEO, the Compensation Committee, in consultation with the CEO, set forth each of the CEO’s goals, which were measured in proportion to the importance of that goal to the business. At the end of the annual period, the CEO self-assessed his achievement of each goal on the same 0% to 150% scale and submitted the self-assessment to the Compensation Committee. After reviewing the CEO’s self-assessment and making its own evaluation of the CEO’s performance, the Compensation Committee discussed its recommendation of the CEO’s multiplier and annual payout with the Board of Directors outside the presence of the CEO. The Compensation Committee determined and then approved the CEO’s payout amount. In assessing the CEO’s achievements and approving his compensation, the Compensation Committee and independent directors considered his achievements within a broader set of expectations including strategic leadership, organizational quality and effectiveness, management abilities and responsiveness to economic conditions.
The table below reflects a hypothetical example of how particular goals would be weighted based on their achievement level, resulting in the calculation of the Individual Performance Multiplier for an executive participating in the 2015 Incentive Plan.
Individual Performance Component Multiplier (Example Only)

Goal	Weighting (%)	Achievement Level (%)	Multiplier
#1	20	100	0.20
#2	30	50	0.15
#3	30	100	0.30
#4	20	150	0.30
Individual Performance Multiplier			0.95
The Individual Performance Component, which was weighted 40%, was paid semi-annually for all named executive officers, except the CEO, in fiscal 2015. The Individual Performance Component was paid annually for the CEO in fiscal 2015. A summary of each named executive officer’s individual performance goals is set forth in the footnotes in the table below titled “Named Executive Officer Incentive Cash Bonus Awards for Fiscal 2015.”
Calculations of Payouts for Named Executive Officers
The cash incentive bonus payouts are calculated slightly differently for our CEO compared to our other named executive officers, because the Individual Performance Component is determined on an annual basis for our CEO, but is determined on a semi-annual basis for all other named executive officers.

Cash Incentive Payout for Named Executive Officers, except our CEO
The calculation to determine the cash incentive bonus payout for our named executive officers, except our CEO, is shown below:
Named Executive Officer (Other than CEO) Cash Incentive Bonus Calculation

As shown in the chart above, the cash incentive bonus payout for our named executive officers, except our CEO, for the first half of the fiscal year was determined by multiplying the multipliers for the OP Component and the Individual Performance Component by their weights, 30% and 40%, respectively, and then by the named executive officer’s target bonus percentage, then by the named executive officer’s salary earned in the first half of the year.
As also shown in the chart above, the cash incentive bonus for the second half of the year was calculated similar to the first half of the year for our named executive officers (other than our CEO), except that the Growth Component, which is measured and paid on an annual basis, was added to the overall second half calculation, as follows:
[OP Component Weighting (30%) x OP Component Multiplier x Target Bonus % x Second Half Fiscal Year Earnings] + [Individual Performance Component Weighting (40%) x Individual Performance Component Multiplier x Target Bonus % x Second Half Fiscal Year Earnings] + [Growth Component Weighting (30%) x Growth Component Multiplier x Target Bonus % x Annual Earnings] = Second Half Payout for Non-CEO Named Executive Officers
Cash Incentive Payout for our CEO
The calculation to determine the cash incentive bonus payout for our CEO is shown below:
CEO Cash Incentive Bonus Calculation

Unlike the other named executive officers and as shown in the chart above, our CEO’s cash incentive bonus calculation in the first half of the year did not include his Individual Performance Component, which, for the CEO, is calculated on an annual basis.
The CEO’s first half incentive bonus included only the OP Component and was calculated by multiplying the OP Component multiplier by the weighting (30%), by the CEO’s target bonus percentage and then by the CEO’s earnings in the first half of the fiscal year. The CEO’s cash incentive bonus for the first half of the fiscal year was paid shortly after the end of the first half of the fiscal year.
Because the Growth Component and the CEO’s Individual Performance are determined on an annual, rather than on a semi-annual, basis, the CEO’s payout for the second half of the fiscal year was calculated similar to the first half of the year, except in the second half of the year, the Growth Component and the CEO’s Individual Performance Component were added to the overall second half of the year calculation, as follows:
[OP Component Weighting (30%) x OP Component Multiplier x Target Bonus % x Second Half Fiscal Year Earnings] + [Individual Performance Component Weighting (40%) x Individual Performance Component Multiplier x Target Bonus % x Annual Earnings] + [Growth Component Weighting (30%) x Growth Component Multiplier x Target Bonus % x Annual Earnings] = CEO Second Half Payout
Incentive Cash Bonus Amounts for Fiscal 2015
The target and actual incentive bonus amounts for fiscal 2015 for our named executive officers, based on the achievement against financial goals (discussed above) and achievement against the individual performance goals (as discussed in the footnotes below) were as follows:
Named Executive Officer Incentive Cash Bonus Awards for Fiscal 2015

				Bonus Actually Paid ($)
Named Executive Officer	Base Salary(1) ($)	Target Incentive Bonus as a Percentage of Base Salary (%)	Target Incentive Bonus ($)	First Half Financial Metrics(2) ($)	First Half Individual Performance ($)		Second Half Financial Metrics(3) ($)	Second Half (Annual for CEO) Individual Performance ($)		Total Incentive Bonus Actually Paid ($)	Bonus Actually Paid as Percentage of Target Incentive Bonus (%)
Moshe N. Gavrielov	787,500	140	1,102,500	211,575	—		168,000	441,000	(4)	820,575	74
Jon A. Olson	480,000	100	480,000	93,600	96,000	(5)	72,000	105,600	(6)	367,200	77
Victor Peng	480,000	100	480,000	93,600	96,000	(7)	72,000	100,800	(8)	362,400	76
Krishna Rangasayee	370,417	80	296,334	56,550	49,300	(9)	45,400	54,480	(10)	205,730	69
Vincent L. Tong	381,667	80	305,334	58,500	67,800	(11)	46,600	74,560	(12)	247,460	81
Raja Petrakian	361,330	80	289,064	56,160	51,840	(13)	43,519	29,013	(14)	180,532	62
Frank A. Tornaghi	387,500	80	310,000	60,450	49,600	(15)	46,500	31,000	(16)	187,550	61

(1)
Represents the actual base salaries earned during 2015, which for all named executive officers, except Messrs. Olson and Peng, are less than the amount approved by the Compensation Committee, because the salary increases were approved after the beginning of the fiscal year. All salaries are evenly split between the first half and the second half of the year, except for Messrs. Gavrielov (1H: $387,500; 2H: $400,000), Rangasayee (1H: $181,250; 2H: $189,167), Tong (1H: $187,500; 2H: $194,167), and Petrakian (1H: $180,000; 2H: $181,330).

(2)
The first half financial metric included only the OP Component, which was scored at 36% and resulted in a multiplier of 1.3. For more information on the OP Component, see the section above entitled “Operating Profit Component,” and for more information on the calculation of cash incentive bonuses for the first half of fiscal 2015, see the section above entitled “Calculations of Payouts for Named Executive Officers.”

(3)
The second half financial metric included the OP Component and Growth Component. The OP Component for the second half was scored at 33%, which resulted in a multiplier of 1.0. The Growth Component multiplier was zero, because the Company did not achieve year-over-year revenue growth in fiscal 2015. For more information on the OP Component and Growth Components, see the sections above entitled “Operating Profit Component” and “Revenue Growth Component.”

For more information on the calculation of the cash incentive bonuses for the second half of fiscal 2015, see the section above entitled “Calculations of Payouts for Named Executive Officers.”

(4)
Represents the actual bonus paid to Mr. Gavrielov for fiscal 2015 based on achievement against his specific individual performance goals. For fiscal 2015, Mr. Gavrielov earned 100% of his target bonus attributable to the Individual Performance Component by successfully: (1) meeting certain organizational goals, including product development, product delivery, product mix, and gross margin goals; (2) achieving strategic product and portfolio goals; and (3) attaining leadership effectiveness goals, including responsiveness to market demands (external leadership) and creating a performance-based culture (internal leadership).

(5)
Represents the actual bonus paid to Mr. Olson for the first half of fiscal 2015 based on achievement against his specific individual performance goals. For the first half of fiscal 2015, Mr. Olson earned 100% of his target bonus attributable to the Individual Performance Component by successfully: (1) driving the Company’s efforts on gross margin improvements; (2) completing key strategic initiatives and implementing various programs to improve the Company’s profitability; (3) completing goals to improve the Company’s controls, compliance, and processes; and (4) communicating and implementing tools and systems that support the Company’s workforce leadership strategy.

(6)
Represents the actual bonus paid to Mr. Olson for the second half of fiscal 2015 based on achievement against his specific individual performance goals. For the second half of fiscal 2015, Mr. Olson earned 110% of his target bonus attributable to the Individual Performance Component by successfully: (1) completing key strategic initiatives and implementing various programs to improve the Company’s profitability; (2) achieving specific milestones related to improving the Company’s gross margin; (3) completing goals to improve Company controls, compliance, and processes; and (4) completing and finalizing goals related to the Company’s workforce leadership strategy.

(7)
Represents the actual bonus paid to Mr. Peng for the first half of fiscal 2015 based on achievement against his specific individual performance goals. For the first half of fiscal 2015, Mr. Peng earned 100% of his target bonus attributable to the Individual Performance Component by successfully: (1) meeting product delivery, production, and customer shipment goals; (2) meeting certain design scheduling goals; (3) achieving certain business, marketing, and design win revenue goals; (4) achieving certain gross margin goals; and (5) communicating and implementing tools and systems that support the Company’s workforce leadership strategy.

(8)
Represents the actual bonus paid to Mr. Peng for the second half of fiscal 2015 based on achievement against his specific individual performance goals. For the second half of fiscal 2015, Mr. Peng earned 105% of his target bonus attributable to the Individual Performance Component by successfully: (1) attaining certain product production and customer shipment goals; (2) meeting certain design and product milestones; (3) achieving certain business, marketing, and design win revenue goals; (4) achieving certain gross margin goals; and (5) completing and finalizing goals related to the Company’s workforce leadership strategy.

(9)
Represents the actual bonus paid to Mr. Rangasayee for the first half of fiscal 2015 based on achievement against his specific performance goals. For the first half of fiscal 2015, Mr. Rangasayee earned 85% of his target bonus attributable to the Individual Performance Component by successfully: (1) achieving certain strategic business milestones; (2) attaining gross margin goals; (3) meeting certain product, design win, and revenue goals; (4) achieving certain marketing segment revenue and design win goals; and (5) communicating and implementing tools and systems that support the Company’s workforce leadership strategy.

(10)
Represents the actual bonus paid to Mr. Rangasayee for the second half of fiscal 2015 based on achievement against his specific performance goals. For the second half of fiscal 2015, Mr. Rangasayee earned 90% of his target bonus attributable to the Individual Performance Component by successfully: (1) achieving certain product revenue and design win goals; (2) meeting certain marketing segment revenue and design win goals; (3) achieving certain gross margin goals; (4) completing certain business objectives to align with other organizations within the Company; (5) achieving certain project, design win, and planning goals; and (6) completing and finalizing goals related to the Company’s workforce leadership strategy.

(11)
Represents the actual bonus paid to Mr. Tong for the first half of fiscal 2015 based on achievement against his specific individual performance goals. For the first half of fiscal 2015, Mr. Tong earned 113% of his target bonus attributable to the Individual Performance Component by successfully: (1) achieving certain product supply and shipment goals; (2) achieving certain overall quality goals; (3) attaining certain gross margin goals; (4) achieving certain team work improvement goals; and (5) communicating and implementing tools and systems that support the Company’s workforce leadership strategy.

(12)
Represents the actual bonus paid to Mr. Tong for the second half of fiscal 2015 based on achievement against his specific individual performance goals. For the second half of fiscal 2015, Mr. Tong earned 120% of his target bonus attributable to the Individual Performance Component by successfully: (1) attaining certain overall quality goals; (2) achieving certain product production goals; (3) achieving certain gross margin goals; (4) completing certain operational goals in the Asia Pacific region; and (5) completing and finalizing goals related to the Company’s workforce leadership strategy.

(13)
Represents the actual bonus paid to Mr. Petrakian for the first half of fiscal 2015 based on achievement against his specific individual performance goals. For the first half of fiscal 2015, Mr. Petrakian earned 90% of his target bonus attributable to the Individual Performance Component by successfully: (1) achieving certain operations infrastructure goals; (2) attaining certain supply chain goals; (3) meeting certain operational goals; (4) achieving certain gross margin goals; and (5) communicating and implementing tools and systems that support the Company’s workforce leadership strategy.

(14)
Represents the actual bonus paid to Mr. Petrakian for the second half of fiscal 2015 based on achievement against his specific individual performance goals. For the second half of fiscal 2015, Mr. Petrakian earned 50% of his target bonus attributable to the Individual Performance Component by successfully: (1) attaining certain supply chain goals; (2) achieving certain operations infrastructure goals; (3) meeting certain operational goals; (4) achieving certain gross margin goals; and (5) completing and finalizing goals related to the Company’s workforce leadership strategy.

(15)
Represents the actual bonus paid to Mr. Tornaghi for the first half of fiscal 2015 based on achievement against his specific individual performance goals. For the first half of fiscal 2015, Mr. Tornaghi earned 80% of his target bonus attributable to the Individual Performance Component by successfully: (1) attaining certain key design wins; (2) attaining certain first half revenue goals; (3) achieving certain gross margin goals; (4) achieving a worldwide design win revenue goal; and (5) communicating and implementing tools and systems that support the Company’s workforce leadership strategy.

(16)
Represents the actual bonus paid to Mr. Tornaghi for the second half of fiscal 2015 based on achievement against his specific individual performance goals. For the second half of fiscal 2015, Mr. Tornaghi earned 50% of his target bonus attributable to the Individual Performance Component by successfully: (1) attaining a certain overall revenue goal; (2) achieving a certain product revenue goal; (3) achieving certain key design wins; (4) achieving certain gross margin goals; (5) achieving certain design win revenue goals; and (6) completing and finalizing goals related to the Company’s workforce leadership strategy.

Long-Term Equity Incentive Compensation
The Compensation Committee regularly monitors the environment in which we operate and reviews and makes changes to our equity program as necessary to help us meet our goals, including achieving long-term stockholder value and attracting, motivating and retaining talent. In fiscal 2015, the Compensation Committee granted long-term equity incentive compensation in the form of performance-based restricted stock units (RSUs) to the named executive officers. The Compensation Committee believes that performance-based RSUs align the executives’ interests with the stockholders’ interests, focus attention on key drivers of long-term value and provide a stronger retention tool for our executives as compared to stock options that may be unpredictable during turbulent economic times. Additionally, because of their intrinsic value, RSUs allow us to issue fewer shares of common stock thereby reducing dilution to our stockholders.
For fiscal 2015, the Compensation Committee granted only performance-based RSUs to our named executive officers, and not a mix of performance-based and time-based RSUs to these executives as it had in prior years. The Compensation Committee believes that performance-based RSUs are better aligned with our business strategy to pay for performance, and serve as a sufficient retention tool because of the three-year vesting schedule tied to performance-based RSUs.
The number of performance-based RSUs granted (viewed in the aggregate by value) was based on performance, peer group data, the pay mix between cash compensation and equity compensation, the equity mix between options and RSUs, and the Compensation Committee’s assessment of the retention value of existing and new equity grants. Additionally, further differentiation was made between the named executive officers based on competitive market data for the peer group for their respective positions and the Compensation Committee’s assessment of each executive’s potential future contributions to the Company.
The amount of performance-based RSUs that become earned is based on achievement of certain goals at the end of a one-year performance cycle that corresponds with our fiscal year. Following the end of the fiscal year, the performance goals are evaluated and the degree of achievement is determined. The number of earned performance-based RSUs may increase with overachievement of the applicable performance goals, including up to a maximum of 165% of the target number of performance-based RSUs. The number of RSUs earned may also decrease for underachievement of the performance goals, including no performance-based RSUs being earned. Once the number of earned RSUs is determined, the shares will vest in three equal annual installments, commencing with the first anniversary of the date of grant.
The four performance components applicable to the 2015 performance-based RSUs are: (1) share of PLD revenue, weighted at 30% (SOR-PLD Component), (2) share of 28nm revenue, weighted at 30% (SOR-28nm Component), (3) technology leadership weighted at 30% (Technology Component), and (4) quality leadership, weighted at 10% (Quality Component). These four components are more fully described below.

In May 2014, the Compensation Committee determined the target number of performance-based RSUs that can be earned by our named executive officers for fiscal 2015. The target number of RSUs was determined for each named executive officer based on a tentative total grant value, which was then divided by the average closing price of our common stock during the three-month period from April 1, 2014 to July 1, 2014, and then rounded up to the closest 500 underlying RSUs. The tentative total value of the RSUs granted effective July 1, 2014 for each of our named executive officers was as follows: Mr. Gavrielov, $4,500,000; Mr. Olson, $1,250,000; Mr. Peng, $1,250,000; Mr. Rangasayee, $900,000; Mr. Tong, $900,000; Mr. Petrakian, $900,000; and Mr. Tornaghi, $900,000. The average closing price of our common stock from April 1, 2014 to July 1, 2014, was $48.13. Because Messrs. Petrakian and Tornaghi terminated employment before the end of the one-year performance cycle for fiscal 2015, they forfeited the RSUs that were granted to them effective July 1, 2014, resulting in the value of fiscal 2015 RSUs granted to them being zero; however, in connection with their termination of employment, they each received accelerated vesting of certain RSUs previously granted to them upon their delivery of a general release in favor of the Company and certain related parties. For more information, see the section below entitled “Employment and Post-Employment Agreements With Named Executive Officers.”
In May 2015, the data on achievement of the four (4) fiscal 2015 performance goals was presented to the Compensation Committee. After analyzing and reviewing the results, the Committee certified both the degree of goal accomplishment for each of the four performance-based components for fiscal 2015 and the total number of RSUs earned and to be issued pursuant to each award based on the degree of goal achievement. The RSUs earned under each performance-based RSU awarded pursuant to the grant on July 1, 2014 will vest in three equal annual installments, beginning on the anniversary of the date of grant, which is July 1 of each of 2015, 2016, and 2017.
The following table sets forth the number of targeted and actual RSUs awarded to each of our named executive officers in fiscal 2015, based on the considerations described above:
Named Executive Officer RSU Awards for Fiscal 2015

Name	Performance-Based RSUs (Target)(1)	Performance-Based RSUs (Actual)(2)
Moshe N. Gavrielov	93,500	83,215
Jon A. Olson	26,000	23,140
Victor Peng	26,000	23,140
Krishna Rangasayee	19,000	16,910
Vincent L. Tong	19,000	16,910
Raja Petrakian	—	—
Frank A. Tornaghi	—	—

(1)
Only performance-based RSUs were granted in fiscal 2015. This column represents the number of RSUs for fiscal 2015 based on achievement of the performance goals at 100% of target. Actual earned RSUs for 2015 may range from 0% to 165% of target depending on the level of performance. Because Messrs. Petrakian and Tornaghi terminated employment before the end of the one-year performance cycle for fiscal 2015, they forfeited the RSUs that were granted to them effective July 1, 2014, resulting in the value of fiscal 2015 RSUs granted to them being zero; however, in connection with their termination of employment, they each received accelerated vesting of certain RSUs previously granted to them upon their delivery of a general release in favor of the Company and certain related parties. For more information, see the section below entitled “Employment and Post-Employment Agreements With Named Executive Officers.”

(2)
This column represents the actual number of RSUs earned based on performance achievement for fiscal 2015. The Compensation Committee determined the RSU multiplier was 0.89 for fiscal 2015. This RSU multiplier was based on the following multipliers: Share of PLD Revenue Component (0.0); Share of 28nm Revenue Component (1.1); Technology Component (1.4); and Quality Component (1.4).

Performance Components
The performance-based RSUs, which are granted subject to terms and conditions of the 2007 Equity Plan and applicable RSU agreement, include the following four performance components:
Share of PLD Revenue Component (SOR-PLD Component)
The SOR-PLD Component was designed to measure and reward increases in our share of revenue as compared to certain benchmark PLD companies identified by the Compensation Committee, which for fiscal 2015 were Altera Corporation and Lattice Semiconductor (collectively the SOR-PLD Comparator Companies). The SOR-PLD Component was selected as a goal because we sought to improve our market position relative to our chief PLD competitors in fiscal 2015, and the Compensation Committee identified the SOR-PLD Comparator Companies as such chief competitors. The SOR-PLD Component was weighted 30% of the four performance components for performance-based RSUs.
To determine our share of revenue as compared to the SOR-PLD Comparator Companies, we measured our actual revenue and the revenue of the SOR-PLD Comparator Companies on an annual basis. Our share of revenue (the Company SOR-PLD) was determined by dividing our total annual revenue by the total revenue generated by the Company and the SOR-PLD Comparator Companies during our fiscal year. The SOR-PLD Component was subject to a percent of revenue threshold and a multiplier of up to 1.5 that increased depending on our share of revenue above the threshold. In fiscal 2015, the Company SOR-PLD revenue threshold was 52.75%, and any revenue percentage below this threshold resulted in no shares being earned. At the threshold of 52.75%, the SOR-PLD Component payout multiplier was 0.1. For each 0.05 percentage point increase in our share of revenue above 52.75%, the multiplier increased by 0.1, until the Company SOR-PLD reached 53.45%, at which point the multiplier was capped at 1.5. At 53.2%, the multiplier was 1.0. Our share of PLD revenue in fiscal 2015 was less than the 52.75% threshold, resulting in a multiplier of zero for this component.
Share of 28nm Revenue Component (SOR-28nm Component)
The SOR-28nm Component was designed to measure and reward increases in our share of 28nm revenue as compared to a benchmark 28nm company identified by the Compensation Committee, which for fiscal 2015 was Altera Corporation (the SOR-28nm Comparator Company). The SOR-28nm Component was selected as a goal because of its importance to our technology and product strategy and our objective to improve our market position relative to Altera Corporation, our chief 28nm competitor in fiscal 2015. The SOR-28nm Component was weighted 30% of the four performance components for performance-based RSUs.
To determine our share of 28nm revenue as compared to 28nm revenues for Altera Corporation, we measured our actual revenue and the Company’s estimate of Altera’s revenue for its reported 28nm products on an annual basis. Our share of revenue (the Company SOR-28nm) was determined by dividing our total 28nm annual revenue by the total 28nm revenue generated by the Company and Altera Corporation during our fiscal year. The SOR-28nm Component was subject to a percent of revenue threshold and a multiplier of up to 2.0 that increased depending on our share of revenue above the threshold. In fiscal 2015, the Company SOR-28nm revenue threshold was 51%, and any revenue percentage below this threshold resulted in no shares being earned. At the threshold of 51%, the SOR-28nm Component payout multiplier was 0.1. For each full percentage point increase in our share of revenue above 51% until 65%, the multiplier increased by 0.1. At 65% share of revenue, the multiplier was 1.5. Then, for each two full percentage point increases in our share of revenue above 65%, the multiplier increased by 0.1, until reaching 75%, at which point the multiplier was capped at 2.0. For fiscal 2015, the SOR-28nm Component resulted in a multiplier of 1.1.
Technology Component
The Technology Component was designed to measure and reward significant achievements in our technology roadmap. The Technology Component measures a number of factors in assessing our competitiveness and status of leadership across our entire portfolio of products. Such factors include, but are not limited to, use of power, process node achievements, integration, product cost efficiency, performance of high speed transceiver technology and ease of use of software. The Technology Component score is subject to a minimum threshold, at which the multiplier is 0.2 up to a maximum multiplier of 1.5 of the target number of shares. If the performance score is below the minimum, no shares will be earned. The Technology Component was weighted 30% of the four performance components for performance-based RSUs In fiscal 2015, the Technology Component resulted in a multiplier of 1.4.
Quality Component
The Quality Component was designed to measure and reward significant achievements in the quality of our products. The Quality Component is measured by both customer experience and internal quality systems monitoring. The Quality Component score is subject to a minimum threshold, at which the multiplier is 0.2 up to a maximum multiplier of 1.5 of the target number of shares. If the performance score is below the minimum, no shares will be earned. The Quality Component was weighted 10% of the four performance components for performance-based RSUs. For fiscal 2015, the Quality Component resulted in a multiplier of 1.4.
Generally Available Benefit Programs

We also maintain generally available benefit programs in which our executives may participate. Under our employee stock purchase plan, generally all employees are able to purchase our common stock through payroll deductions at a discounted price. We also maintain a tax-qualified 401(k) Plan for employees in the U.S., which provides for broad-based employee participation. Under the 401(k) Plan, we match up to 50% of an employee’s first 8% of compensation that the employee contributes to his or her 401(k) account, up to a maximum per calendar year of $4,500 per employee. We also provide a “true-up” for participants who did not receive their maximum matching contribution during a 401(k) plan year as a result of meeting their contribution limits early in the year. We make matching contributions to help attract and retain employees, and to provide an additional incentive for our employees to save for their retirement in a tax-favored manner.

The Company also offers a number of other benefits to the named executive officers pursuant to benefits programs that provide for broad-based employee participation which includes medical, dental and vision insurance, disability insurance, various other insurance programs, health and dependent care flexible spending accounts, educational assistance, employee assistance and certain other benefits. The terms of these benefits are essentially the same for all eligible employees.

We also maintain an unfunded, nonqualified deferred compensation plan which allows eligible participants, including executive officers and members of the Board, to voluntarily defer receipt of a portion or all of their salary, cash bonus payment or directorship fees, as the case may be, until the date or dates elected by the participants, thereby allowing the participating employees and directors to defer taxation on such amounts. Refer to the section below entitled “Nonqualified Deferred Compensation Plan” for more information about this benefit plan. We do not maintain a “SERP” or similar defined benefit deferred compensation plan for any of our employees.

Consistent with our compensation philosophy, we intend to continue to maintain market-competitive benefits for all employees, including our named executive officers; provided, however, that the Compensation Committee may revise, amend, or add to the officer’s executive benefits and perquisites if it deems advisable in order to remain competitive with comparable companies and/or retain individuals who are critical to the Company. We believe the benefits and perquisites we offer are currently at competitive levels with comparable companies.
Employment and Post-Employment Agreements with Named Executive Officers
The Company maintains employment letter agreements with Messrs. Gavrielov and Olson. Mr. Gavrielov’s agreement, which has since been amended, was initially entered into with him as part of an arm’s length negotiation with the Compensation Committee when he joined the Company in 2008. Mr. Olson’s agreement, which has also been amended, was entered into to retain and ensure his cooperation with, and continued commitment to the success of, the Company.
In addition, in fiscal 2015, the Company entered into a separation agreement and a retirement agreement with Messrs. Petrakian and Tornaghi, respectively. The agreements with Messrs. Petrakian and Tornaghi were entered into in March 2015 in connection with their separation of employment with the Company.
The 2007 Equity Plan does not provide for automatic acceleration of vesting of stock awards upon termination or a change in control; however, the agreements with Messrs. Gavrielov, Olson, Petrakian and Tornaghi provide for acceleration under certain conditions. The narrative and tables that follow describe potential payments and benefits to Messrs. Gavrielov and Olson under their existing employment letter agreements, including payments and benefits that would be due to them in connection with the occurrence of a change in control, assuming their employment terminated on March 28, 2015, the last day of the Company’s fiscal year. The following narrative and tables also describe the payments and benefits provided to Messrs. Petrakian and Tornaghi in connection with their separation from the Company, effective March 27, 2015.
Employment Letter Agreement with Moshe N. Gavrielov
Under an employment letter agreement that we entered into with Mr. Gavrielov on January 4, 2008, and amended on June 13, 2012, if the Company terminates Mr. Gavrielov’s employment at any time due to disability or other than for Cause or if Mr. Gavrielov voluntarily terminates his employment for Good Reason (in each case, as defined in his agreement and described below in the section entitled “Definitions of Good Reason, Cause and Change in Control”) then, subject to Mr. Gavrielov’s execution of a release of claims in favor of the Company, he will be eligible for: (i) one year of his base salary, (ii) one year of his target bonus, (iii) a lump sum payment equal to, or payment of, one year of COBRA premiums for medical and dental insurance, (iv) a pro rata portion of his bonus for the fiscal year during which his employment was terminated based on (a) his termination date, (b) the determination by the Compensation Committee whether Company performance objectives have been met and (c) an assumption that any individual performance objectives have been achieved at target, and (v) 24 months accelerated vesting of all equity grants received from the Company prior to his termination of employment; for determining the 24 months of accelerated vesting of (a) performance-based RSUs, the number of accelerated shares will be the actual number of RSUs earned for actual performance achievement as determined by the Compensation Committee that would have vested in the 24 months following termination of employment, had the original vesting schedule been based on a monthly rather than an annual basis, unless his employment is terminated within one year of a Change in Control, in which case the 24 months of accelerated vesting of the performance-based RSUs will be based on the target number of RSUs determined at the time of grant, had the original vesting schedule had been based on a monthly rather than an annual basis, and (b) time-based RSUs, the number of shares that will accelerate will be the number of RSUs that otherwise would have vested in the 24 months following termination of employment, had the original vesting schedule been based on a monthly rather than an annual basis. Mr. Gavrielov’s employment agreement was amended on June 13, 2012 to clarify this treatment relating to the accelerated vesting of RSUs and the intent to comply, to the extent applicable, with Section 409A of the Internal Revenue Code.

Potential Payments upon Termination of Mr. Gavrielov’s Employment
Under his employment agreement, Mr. Gavrielov will receive certain compensation in the event we terminate his employment, as set forth above. Assuming Mr. Gavrielov’s employment was terminated without Cause or Good Reason on March 28, 2015, Mr. Gavrielov would have received the following severance benefits under his employment agreement: (i) a lump sum payment of $800,000, consisting of his annual base salary for fiscal 2015; (ii) a lump sum payment of $1,102,500, consisting of his target bonus under the 2015 Incentive Plan; (iii) Company paid COBRA coverage for 12 months valued at $25,665; (iv) a lump sum payment of $609,000, consisting of a pro rata portion of his bonus for fiscal 2015; and (v) accelerated vesting of 257,120 shares of common stock subject to RSUs, which includes 38,500 shares under time-based RSUs, and 218,620 shares under performance-based RSUs. Based on $42.32, the closing price of our common stock on March 27, 2015 (the last trading day of the fiscal year), the value of the accelerated RSUs would be $11,143,164.
The table below calculates all payments to be made to Mr. Gavrielov in connection with such termination:

Annual Base Salary ($)	Annual Target Bonus ($)	Pro Rata Portion of Target Bonus ($)	Medical and Dental Insurance ($)	Value of RSUs(1) ($)	Total ($)
800,000	1,102,500	609,000	25,665	11,143,164	13,680,329

(1)
Includes 24-months’ acceleration of time-based RSUs and performance-based RSUs (based on actual performance of the applicable performance metrics), and assuming monthly vesting from the date of grant. In May 2015, the Compensation Committee determined Mr. Gavrielov earned 83,215 shares under his fiscal 2015 performance-based RSUs based on actual performance achievement, of which 73,969 shares would have accelerated upon his termination of employment. If Mr. Gavrielov’s employment had been terminated within one year of a Change in Control, then the number of shares that would have accelerated under his fiscal 2015 performance-based RSUs would have been based on the target number, which was 93,500 shares, of which 83,111 shares would have accelerated, increasing the total in the chart above by approximately $419,263.

Employment Letter Agreement with Jon A. Olson
Under an employment letter agreement that we entered into with Mr. Olson on June 2, 2005, and amended on February 14, 2008, and June 13, 2012, in the event the Company experiences a Change in Control and Mr. Olson is terminated without Cause (in each case, as defined in his agreement and described below in the section entitled “Definitions of Good Reason, Cause and Change in Control”) within one year of such Change in Control, and subject to Mr. Olson’s execution of a release of claims in favor of the Company, he will be eligible for: (i) one year of his base salary, (ii) one year of his target bonus, (iii) payment of one year of COBRA premium for medical and dental insurance and (iv) 12 months accelerated vesting of all equity grants received from the Company prior to such termination of employment; for determining the 12 months of accelerated vesting of (a) performance-based RSUs, the number of accelerated shares will be based on the target number of RSUs determined at the time of grant that would have vested in the 12 months following his termination of employment, had the original vesting schedule been based on a monthly rather than an annual basis, and (b) time-based RSUs, the number of shares that accelerate will be the number of RSUs that otherwise would have vested in the 12 months following termination of employment, had the original vesting schedule been based on a monthly rather than an annual basis. Mr. Olson’s employment agreement was amended on June 13, 2012 to clarify this treatment relating to the accelerated vesting of RSUs and the intent to comply, to the extent applicable, with Section 409A of the Internal Revenue Code.

Potential Payments upon Change in Control and Termination of Mr. Olson’s Employment

Under his employment agreement, Mr. Olson will receive certain compensation as set forth above. Assuming Mr. Olson’s employment had been terminated without Cause within one year of a Change in Control on March 28, 2015, Mr. Olson would have received the following severance benefits under his employment agreement: (i) a lump sum payment of $480,000, consisting of his annual base salary for fiscal 2015; (ii) a lump sum payment of approximately $480,000, consisting of his target bonus 2015 Incentive Plan; (iii) Company paid COBRA coverage for 12 months valued at $28,932; and (iv) accelerated vesting of 67,861 shares of common stock subject to RSUs, which includes 14,500 shares under time-based RSUs, and 53,361 shares under performance-based RSUs. Based on $42.32, the closing price of our common stock on March 27, 2015 (the last trading day of the fiscal year), the value of the accelerated performance-based RSUs would be $2,923,016.

The table below calculates all payments to be made to Mr. Olson in connection with such termination:

Annual Base Salary ($)	Annual Target Bonus ($)	Medical and Dental Insurance ($)	Value of RSUs(1) ($)	Total ($)
480,000	480,000	28,932	2,923,016	3,911,948

(1)	Includes 12-months’ acceleration of time-based RSUs and performance-based RSUs based on the target number of RSUs determined at the time of grant.

Definitions of Good Reason, Cause and Change in Control
Under Mr. Gavrielov’s employment letter agreement, the following events would constitute “Good Reason”: (i) a reduction of 10% or more in his base compensation, target bonus opportunity or guaranteed bonus; (ii) a material reduction in his authority, duties or responsibilities; (iii) his no longer being CEO; or (iv) a relocation of the Company’s headquarters outside of the San Francisco Bay Area; provided that Mr. Gavrielov has given the Company notice of, and the Company has failed to cure, the event giving rise to Good Reason and Mr. Gavrielov’s employment terminates within six months of the occurrence of such event.
“Cause” under Mr. Gavrielov’s employment letter agreement includes: (i) continued neglect of, or willful failure or misconduct in the performance of, his duties; (ii) a material breach of the Company’s Proprietary Information and Inventions Agreement, Code of Conduct or other policies; (iii) fraud, embezzlement or material misappropriation; (iv) conviction of, or entry of a plea of no contest or nolo contendere, to a felony; or (v) any continued willful and wrongful act or omission that materially injures the financial condition or business reputation of the Company and its subsidiaries; subject in certain of the above cases to applicable notice and cure periods.

The Company will have “Cause” to terminate Mr. Olson’s employment if he: (i) engages in financial fraud or embezzles property of the Company or any of its subsidiaries; (ii) fails to pay an obligation owed to the Company; (iii) breaches a fiduciary duty or deliberately disregards Company policies, which results in loss to the Company; (iv) engages in any activity for any competitor of the Company or any of its subsidiaries; (v) discloses any confidential information or trade secret, or engages in the theft of any trade secret, of the Company or any of its subsidiaries; or (vi) violates securities, antitrust, unfair competition or other laws or otherwise engages in conduct that puts the Company or any of its subsidiaries at substantial risk of violating such laws.

A “Change in Control” will generally be deemed to have occurred under Messrs. Gavrielov’s and Olson’s agreements in the event: (i) any person or group acquires more than 50% of the fair market value or voting power of the Company’s shares (however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the shares of common stock of the Company, then the acquisition of additional shares by that person or persons will not be considered to cause a “Change in Control”); (ii) a change in the majority of the members of the board of directors during any 12-month period unless such change is endorsed by a majority of the board members serving prior to the change; or (iii) any person or group acquires all or substantially all of the assets of the Company.

Separation Letter Agreement with Raja Petrakian

On March 6, 2015, the Company entered into a separation agreement with Raja Petrakian pursuant to which Mr. Petrakian’s employment terminated on March 27, 2015. On the effective date of his execution of a general release in favor of the Company and certain related parties, Mr. Petrakian became eligible to receive on his employment termination date (i) a payment of $273,750 (less applicable taxes), which is equal to nine months of his base salary in effect on March 27, 2015; (ii) Company paid COBRA health care coverage for nine months, provided he remains eligible for such coverage and he does not become eligible for other health care coverage during the nine-month period; and (iii) accelerated vesting of 17,503 shares subject to RSUs granted prior to fiscal 2015. Upon his termination of employment, Mr. Petrakian forfeited all of his performance-based RSU granted in fiscal 2015.
The table below calculates all payments to be made to Mr. Petrakian in connection with his termination:

Nine Months Base Salary ($)	COBRA Healthcare Insurance ($)	Value of RSUs(1) ($)	Total ($)
273,750	22,036	710,272	1,006,058
(1) Represents the incremental fair value according to FASB ASC Topic 718 on March 6, 2015, the date Mr. Petrakian executed a general release in favor of the Company and certain related parties, which modified the vesting of 17,503 shares subject to RSUs granted prior to fiscal 2015. On March 6, 2015, the closing fair market value of our common stock was $40.58.

Retirement Letter Agreement with Frank Tornaghi
On March 11, 2015, the Company entered into a retirement agreement with Frank Tornaghi pursuant to which Mr. Tornaghi’s employment terminated on March 27, 2015. On the effective date of his execution of a general release in favor of the Company and certain related parties, Mr. Tornaghi became eligible to receive on his retirement date (i) a payment of $292,500 (less applicable taxes), which is equal to nine months of base salary in effect on March 27, 2015; (ii) Company paid COBRA health care coverage for nine months, provided he remains eligible for such coverage and he does not become eligible for other health care coverage during the nine-month period; and (iii) accelerated vesting of 17,503 shares of RSUs granted prior to fiscal 2015. Upon his termination of employment, Mr. Tornaghi forfeited all of his performance-based RSU granted in fiscal 2015.
The table below calculates all payments to be made to Mr. Tornaghi in connection with his retirement:

Nine Months Base Salary ($)	COBRA Healthcare Insurance ($)	Value of RSUs(1) ($)	Total ($)
292,500	22,036	695,044	1,009,580
(1) Represents the incremental fair value according to FASB ASC Topic 718 on March 11, 2015, the date Mr. Tornaghi executed a general release in favor of the Company and certain related parties, which modified the vesting of 17,503 shares subject to RSUs granted prior to fiscal 2015. On March 11, 2015, the closing fair market value of our common stock was $39.71.

Other than the employment and post-employment agreements described above, none of the other named executive officers have severance or change in control agreements with the Company. The Company has not provided any named executive officer with a gross-up or other reimbursement for tax amounts the named executive officer might be required to pay pursuant to Section 280G of the Internal Revenue Code.
Indemnification Agreements
The Company has entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Equity Grant Procedures and Guidelines
We have conducted an internal review of our equity granting procedures to ensure that our procedures satisfy both our objectives and all applicable compliance requirements. To this end, we have adopted written procedures for the grant of equity awards. With respect to grants to employees and officers, including named executive officers, the Compensation Committee reserves the authority to make grants at such time and with such terms as it deems appropriate in its discretion, subject to the terms of our 2007 Equity Plan. Generally, grants of equity awards are made to officers based on and in connection with the annual review during the Focal Review Period. The Compensation Committee determines individual grants to each named executive officer based on a variety of factors that the Compensation Committee determines to be relevant and appropriate at the time of grant. These factors typically have included the size and value of unvested equity awards held by the named executive officer, the named executive officer’s job performance, skill set, prior experience, and time in the position, as well as external market data, internal equity, pressures to attract and retain talent, dilutive effect of grant size and business conditions. The Compensation Committee also periodically grants equity awards at its scheduled meetings or by unanimous written consent for new hires and promotions. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a pre-determined future date. Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or a predetermined future date. The Compensation Committee has made certain exceptions to these procedures in order to grant an equity award on an executive’s start date, as it did in the case of the initial option grant to Mr. Gavrielov. We have not granted, nor do we intend in the future to grant, equity awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material non-public information based on equity grant dates. In any event, because equity compensation awards typically vest over three or four-year periods, the effect of any immediate increase in the price of our common stock following grant is minimal.
The Board has delegated to the CEO and CFO limited authority to approve equity award grants to non-officer employees pursuant to the terms of the 2007 Equity Plan, and subject to the provisions of pre-determined guidelines. Specifically, with respect to non-officer employees, our annual focal awards will be granted on or about the first business day of our second fiscal quarter of each year, and other equity awards will generally be granted on the 10th day of the month, or if on such date our stock is not traded, the first business day thereafter that our stock is traded. The Compensation Committee is responsible for determining and granting all equity awards to executive officers.
Under the 2007 Equity Plan, the exercise price of options and stock appreciation rights may not be less than 100% of the closing price of the shares underlying such options and stock appreciation rights on the date of grant.

Other Compensation Policies
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our officers, to align more closely the interests of our officers with those of our stockholders. Under these guidelines, our CEO is required to own Company stock having a value of at least $4.5 million. Executive vice presidents who are Section 16 officers are required to own Company stock having a value of at least $1.0 million. Senior vice presidents who are Section 16 officers are required to own Company stock having a value of at least $750,000 and corporate vice presidents who are Section 16 officers are required to own Company stock having a value of at least $500,000. In addition, the CEO and all other Section 16 officers must retain the following shares until their respective stock ownership requirements are met:

•	50% of shares of Company stock delivered from awards of time-based RSUs made beginning in July 2011.

•
45% of shares of Company stock delivered from awards of performance-based RSUs made beginning in July 2013 (prior to fiscal 2014, we did not have any holding requirements on performance-based RSUs; we only had holding requirements on time-based RSUs that vested 100% after three years).

Claw-Back Policy
The Board has adopted a policy for seeking the return (claw-back) from executive officers of compensation to the extent such amounts were paid due to financial results that later had to be restated, subject to the terms described below. The policy provides that to the extent the Board, or any Committee thereof, and the Company, in their discretion, determine appropriate, the Company may require reimbursement of all or a portion of any bonus, incentive payment, commission, equity-based award or other compensation granted to and received by or for an executive officer beginning in fiscal 2009, where: (1) the compensation was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (2) the Board (or a Committee thereof), in its sole discretion, determines the executive officer engaged in intentional misconduct that was directly responsible for the substantial restatement; and (3) a reduced amount of compensation would have been paid to the executive officer based upon the restated financial results.
Policy Against Short Sales, Other Put-Equivalent Investment and Margin Accounts
All employees, including the named executive officers, are subject to our Insider Trading Policy. Our Insider Trading Policy prohibits any employee from hedging, engaging in short sales or entering into any transaction, investment or arrangement that is intended or may be expected to increase in value on the basis of any decrease in value of any of our shares of common stock (such as buying “put” options). In addition, the policy prohibits any employee from holding shares of our common stock in a margin account or pledging shares of our common stock. We have a corporate policy regarding 10b5-1 trading plans, and pursuant to such policy, key terms of the 10b5-1 trading plans of directors and executive officers are disclosed on our website at www.investor.xilinx.com.
Tax and Accounting Treatment of Compensation
In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs. While we do consider the accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to the Company and our ability to effectively administer executive compensation arrangements which are in the short and long-term interests of stockholders. The Compensation Committee seeks to maintain flexibility and judgment in compensating executive officers in a manner designed to promote varying corporate goals and therefore has not adopted a policy with respect to the tax or accounting treatment of compensation.
It is our policy generally to qualify compensation paid to the named executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its CEO and the next three most highly paid executive officers (other than its CFO, referred to in the Internal Revenue Code as “covered persons”). Our stockholder-approved equity plan is qualified so that the awards of stock options and performance-based RSUs under this plan may constitute performance-based compensation not subject to the limit under Section 162(m) of the Internal Revenue Code, provided they otherwise satisfied the requirements under Section 162(m) of the Internal Revenue Code. A portion of the cash payments we make under the 2015 Incentive Plan may not be deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee intends to continue to evaluate the effects of the Internal Revenue Code and related U.S. Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, however, the Compensation Committee has not adopted a policy that all compensation payable to a covered person must be deductible on the Company’s federal income tax returns.

We account for equity compensation paid to our employees and non-employee directors in accordance with FASB ASC Topic 718, which requires us to estimate and record expense for each award of equity compensation over the service period of the award.
Fiscal 2016 Compensation Actions

On May 13, 2015, the Compensation Committee approved an executive incentive plan effective for fiscal 2016 (2016 Incentive Plan). Similar to the 2015 Incentive Plan, the 2016 Incentive Plan provides for a cash bonus calculated as a percentage of the executive officer’s base salary. The 2016 Incentive Plan has the same three (3) performance components with the same weightings as the 2015 Incentive Plan, as follows: the operating profit component, weighted at 30%, the revenue growth component, weighted at 30%, and the individual performance component, weighted at 40%. For all the named executive officers, the operating profit component is paid on a semi-annual basis and the revenue growth component is paid on an annual basis. The individual performance component is paid on a semi-annual basis for all named executive officers, except the CEO, whose individual performance component is paid on an annual basis. For fiscal 2016, based on comparing base salary levels at the companies in our peer group, as well as considering the roles and responsibilities and potential performance of the named executive officers, the Compensation Committee increased the base salary for Mr. Olson to $500,000 from $480,000 and Mr. Peng to $500,000 from $480,000. The bonus percentages remained the same for each of the named executive officers, except for Mr. Gavrielov whose target bonus percentage increased to 150% from 140% of his annual base salary earned in fiscal 2016.

In May 2015, the Compensation Committee also determined the target number of RSUs for our named executive officers for fiscal 2016. The target number of RSUs is based on a tentative total grant value, which is then divided by the average closing price of our common stock from April 1, 2015 to July 1, 2015. The tentative total value for RSUs granted to each of our named executive officers that will be granted effective July 1, 2015 is as follows: Mr. Gavrielov, $4,500,000; Mr. Olson, $1,250,000; Mr. Peng, $1,250,000; Mr. Rangasayee, $900,000; and Mr. Tong, $900,000. The number of RSUs that are ultimately earned, as determined by the Compensation Committee based on the achievement of the performance components, will vest in three (3) equal annual installments, beginning on the anniversary of the date of grant, which is July 1 of each of 2016, 2017 and 2018.
Risk Analysis of Compensation Programs
The Compensation Committee considers potential risks when reviewing and approving compensation programs. The Compensation Committee, in cooperation with management, reviewed our existing compensation programs and believes that the mix and design of the elements of such programs does not encourage management to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on the Company. Our programs have been balanced to focus on both short-term and long-term financial and operational performance through prudent business judgment and appropriate, measured risk-taking.
Our incentive cash compensation program is designed to reward financial and management performance in areas considered critical to short- and long-term success of the Company. The cash incentive plan for our named executive officers is based on a combination of corporate financial metrics and individualized strategic goals. The financial metric component is based on multiple financial metrics which counterbalance each other, decreasing the likelihood that executives will pursue any one metric to the detriment of overall financial performance. The OP Component is designed to reward improvements in our operating profit and the Growth Component is designed to measure and reward increases in our revenue growth year over year. These metrics limit the ability of an executive to be rewarded for taking excessive risk on behalf of the Company by, for example, seeking revenue enhancing opportunities at the expense of profitability. In addition, there are caps on bonus payments in all the components of the cash incentive plan. The OP Component and Growth Component multipliers are each capped at 2.0 and the Individual Performance Component multiplier is capped at 1.5. These limitations and caps eliminate the risk of uncapped cash bonus opportunities and unjustified bonus payments. Finally, the Board has also adopted a claw-back policy (as discussed above) whereby the Company would seek a return (claw-back) from executive officers of compensation to the extent such amounts were paid due to financial results that later had to be restated. The individual strategic goals established at the beginning of the fiscal year for the CEO are reviewed and discussed with the Board and approved by the Compensation Committee; the individual strategic goals established at the beginning of the fiscal year for each of the named executive officers are reviewed and discussed with the Compensation Committee and approved by the CEO. Furthermore, payment for the cash incentive bonus for our named executive officers is approved by the Compensation Committee. This multi-layer approval process in the goal-setting and payment approval process reduces the risk of improper awards.
Our equity incentive program is designed to promote long-term performance. During fiscal 2015, our equity incentive program contained a mix of time-based RSUs and performance-based RSUs, except for executive officers who only received performance-based RSUs. Time-based RSUs for employees vest annually over a four-year vesting schedule. Performance-based RSUs for executive officers vest in three equal annual installments, beginning on the first anniversary of the grant date. Because restricted stock retains its value even in a depressed market, employees are usually incentivized to enhance its value.

In prior years, our equity incentive program also included awards of stock options that vest monthly over a period of four years. Some of these stock options remain outstanding. Since options generate value if stock price appreciates from the date of grant, these awards also provide incentives to promote behavior that is aligned with stockholder interests over the long term.
As previously discussed, the Company has also adopted stock ownership guidelines that further align executives with stockholder interests and promote long-term focus on Company growth. Therefore, the Compensation Committee believes that these equity awards do not encourage unnecessary or excessive risk taking since equity awards are subject to long-term vesting schedules and the ultimate value of the awards is tied to the changes in value of the Company’s stock. The stock ownership guidelines combined with our long-term vesting schedule help ensure that executives have significant value tied to long-term stock price performance.
The Company has also adopted corporate policies to encourage diligence, prudent decision-making and oversight during the goal-setting and review process. The processes that are in place to manage and control risk include:

•	The Compensation Committee approves the payout scale for the OP Component and Growth Component.

•	The Compensation Committee sets the financial metrics at reasonable levels in light of past performance and market conditions.

•	Payments under the incentive cash compensation program for executives are subject to approval of the Compensation Committee.

•	The Compensation Committee retains discretion in administering all awards and in determining performance achievement.
The Company has implemented a number of effective controls such as the Code of Conduct, a claw-back policy and quarterly sub-certification process for all executives in order to mitigate the risk of any unethical behavior.

Summary Compensation Table

The following table provides compensation information for the named executive officers.

Name and Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Moshe N. Gavrielov President and Chief Executive Officer	2015	787,500	—	4,287,910	—	820,575	—	4,785	5,900,770
	2014	750,000	—	4,210,230	—	1,506,750	—	4,500	6,471,480
	2013	737,500	—	3,019,200	—	732,656	—	4,437	4,493,793
Jon A. Olson(4) Executive Vice President and Chief Financial Officer	2015	480,000	—	1,192,360	—	367,200	—	4,889	2,044,449
	2014	480,000	—	1,251,690	—	531,840	—	4,500	2,268,030
	2013	477,500	—	1,132,200	—	276,079	—	3,783	1,889,562
Victor Peng(4) Executive Vice President and General Manager of Products	2015	480,000	—	1,192,360	—	362,400	—	4,893	2,039,653
	2014	477,500	—	1,251,690	—	528,960	—	3,979	2,262,129
	2013	455,000	—	1,132,200	—	270,900	—	4,725	1,862,825
Krishna Rangasayee(5) Senior Vice President and General Manager, Global Sales and Markets	2015	370,417	—	871,340	—	205,730	—	5,087	1,452,574

Vincent L. Tong(6) Senior Vice President, Global Operations and Quality	2015	381,667	—	871,340	—	247,460	—	356,577	1,857,044
	2014	370,000	—	853,425	—	421,800	—	291,989	1,937,214
	2013	365,000	—	770,525	—	220,275	—	139,303	1,495,103
Raja Petrakian(4)(7) Former Senior Vice President, Worldwide Operations	2015	361,330	—	710,272	—	180,532	—	303,399	1,555,533

Frank A. Tornaghi(8) Former Senior Vice President, Worldwide Sales	2015	387,500	—	695,044	—	187,550	—	353,212	1,623,306
	2014	385,000	—	853,425	—	420,420	—	4,500	1,663,345
	2013	381,250	—	770,525	—	213,010	—	4,625	1,369,410

(1)
Amounts shown reflect salaries earned in fiscal 2015, which for Messrs. Gavrielov, Rangasayee, Tong, Petrakian and Tornaghi are less than the increased base salaries approved by the Compensation Committee during fiscal 2015, because the salary increases were approved after the beginning of the fiscal year.

(2)
Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown reflect the grant date fair value for stock awards as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of the awards are set forth in Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2015 filed with the SEC on May 13, 2015. These compensation costs as they relate to stock awards reflect costs associated with stock awards granted in fiscal 2015. For fiscal 2015, this includes the following number of performance-based RSUs based on achievement at 100% of target level performance: Mr. Gavrielov, 93,500 shares; Mr. Olson, 26,000 shares; Mr. Peng, 26,000 shares; Mr. Rangasayee, 19,000 shares; and Mr. Tong, 19,000 shares. The maximum number of performance-based RSUs that could be earned by these named executive officers based on achievement at 165% of target level performance is as follows: Mr. Gavrielov, 154,275 shares; Mr. Olson, 42,900 shares; Mr. Peng, 42,900 shares; Mr. Rangasayee, 31,350; and Mr. Tong, 31,350 shares. The performance-based RSUs granted in fiscal 2015 to Messrs. Petrakian and Tornaghi were forfeited on March 27, 2015, the effective date of their termination of employment. Because none of the performance-based RSUs granted in fiscal 2015 to Messrs. Petrakian or Tornaghi were vested on the forfeiture date, the grant date fair value for these grants is zero. The stock award values in the table above for Messrs. Petrakian and Tornaghi reflect the incremental fair value as determined pursuant to FASB ASC Topic 718 of certain unvested RSUs shares for which vesting accelerated on the date each former executive signed a general release in favor of the Company and certain related parties in connection with their termination of employment. On March 6, 2015, the date Mr. Petrakian signed the general release and on which the closing fair market value of our common stock was $40.58, the incremental fair value of the 17,503 shares for which vesting accelerated was $710,272. On March 11, 2015, the date Mr. Tornaghi signed the general release and on which the closing fair market value of our common stock was $39.71, the incremental fair value of the 17,503 shares for which vesting accelerated was $695,044.

(3)	For each named executive officer includes $389 for an entertainment event, which amount is inclusive of $189 for tax reimbursement payments.

(4)
Named executive officer participates in the Company’s non-qualified deferred compensation plan. For more information about this plan see the section below entitled “Nonqualified Deferred Compensation Plan.”

(5)	Mr. Rangasayee first became a named executive officer in fiscal 2015. As a result, information for fiscal 2013 and 2014 has been omitted.

(6)
In addition to Mr. Tong’s role as Senior Vice President, Global Operations and Quality, Mr. Tong currently serves as the Company’s executive leader for the Asia Pacific region. In this role, Mr. Tong’s charter is to expand the Company’s presence and accelerate business development in the region. In connection with his service in this role, the Company leases an apartment and automobile for Mr. Tong, and reimburses certain costs incurred by Mr. Tong as a direct result of his work in the Asia Pacific region. Specifically, in connection with Mr. Tong’s Asia Pacific assignment, in fiscal year 2015 the Company paid $51,836 for the lease of an apartment and other housing-related expenses; $31,511 for the lease of an automobile and other transportation-related expenses; $44,013 for a cost of living allowance; $8,216 for home leave expenses, such as airfare and transportation; and $200,850 for foreign tax payments and tax-related services associated with his service abroad. Mr. Tong also received payments of $18,283 to cash out accrued but unused vacation and $1,480 for a patent award.

(7)
Mr. Petrakian first became a named executive officer in fiscal 2015. As a result, information for fiscal 2013 and 2014 has been omitted. Mr. Petrakian terminated employment with us effective on March 27, 2015. All Other Compensation for Mr. Petrakian includes $273,750 for severance, $23,810 to cash out accrued but unused vacation, and $5,450 in matching contributions to the 401(k) Plan. For more information about Mr. Petrakian’s severance agreement, see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Employment and Post-Employment Agreements with Named Executive Officers” above.

(8)
Mr. Tornaghi retired effective on March 27, 2015. All Other Compensation for Mr. Tornaghi includes $292,500 for severance, $55,781 to cash out accrued but unused vacation, and $4,542 in matching contributions to the 401(k) Plan. For more information about Mr. Tornaghi’s retirement agreement, see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Employment and Post-Employment Agreements with Named Executive Officers” above.

Grants of Plan-Based Awards for Fiscal 2015
The following table provides information on equity and non-equity awards granted to our named executive officers during fiscal 2015.

	Type		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards(3) ($)
Name		Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Moshe N. Gavrielov	RSU	7/1/2014	5/14/2014	—	—	—	—	93,500	154,275	—	—	—	4,287,910
	EIP	—	5/14/2014	—	1,102,500	1,984,500	—	—	—	—	—	—	—
Jon A. Olson	RSU	7/1/2014	5/14/2014	—	—	—	—	26,000	42,900	—	—	—	1,192,360
	EIP	—	5/14/2014	—	480,000	864,000	—	—	—	—	—	—	—
Victor Peng	RSU	7/1/2014	5/14/2014	—	—	—	—	26,000	42,900	—	—	—	1,192,360
	EIP	—	5/14/2014	—	480,000	864,000	—	—	—	—	—	—	—
Krishna Rangasayee	RSU	7/1/2014	5/14/2014	—	—	—	—	19,000	31,350	—	—	—	871,340
	EIP	—	5/14/2014	—	296,334	533,400	—	—	—	—	—	—	—
Vincent L. Tong	RSU	7/1/2014	5/14/2014	—	—	—	—	19,000	31,350	—	—	—	871,340
	EIP	—	5/14/2014	—	305,334	549,600	—	—	—	—	—	—	—
Raja Petrakian	RSU	7/1/2014	5/14/2014	—	—	—	—	—	—	—	—	—	—
	EIP	—	5/14/2014	—	289,064	520,315	—	—	—	—	—	—	—
Frank A. Tornaghi	RSU	7/1/2014	5/14/2014	—	—	—	—	—	—	—	—	—	—
	EIP	—	5/14/2014	—	310,000	558,000	—	—	—	—	—	—	—

(1)	Actual payouts have been made under the fiscal 2015 Incentive Plan, as disclosed in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)
Represents performance-based RSU awards granted in fiscal 2015, which became earned based on performance in fiscal 2015. These columns show the number of performance-based RSU awards that may become earned at threshold, target and maximum levels of performance. In May 2015, the Compensation Committee determined the actual number of RSUs earned based on performance for fiscal 2015 was 89% of the number of target RSU shares listed for each named executive officer. These RSUs are subject to further time-based vesting, as described above under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation – Performance-Based RSUs.” The awards were granted under our 2007 Equity Plan. The RSUs granted to Messrs. Petrakian and Tornaghi were forfeited before any RSUs became vested in connection with their termination of employment in March 2015.

(3)
Amounts in this column represent the grant date fair value of RSUs granted in fiscal 2015 calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of the awards are set forth in Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2015 filed with the SEC on May 13, 2015. All of the RSU shares granted to Messrs. Petrakian and Tornaghi were forfeited in connection with their termination of employment in March 2015. Messrs. Petrakian and Tornaghi received accelerated vesting of certain RSU shares on the date each former executive signed a general release in favor of the Company and certain related parties in connection with their termination of employment. On March 6, 2015, the date Mr. Petrakian signed the general release and on which the closing fair market value of our common stock was $40.58, the incremental fair value of the 17,503 shares for which vesting accelerated was $710,272. On March 11, 2015, the date Mr. Tornaghi signed the general release and on which the closing fair market value of our common stock was $39.71, the incremental fair value of the 17,503 shares for which vesting accelerated was $695,044.

Outstanding Equity Awards at Fiscal Year-End 2015
The following table provides information on outstanding stock options and RSUs held by the named executive officers as of March 28, 2015.  Mr. Petrakian did not have any outstanding equity awards at the end of fiscal 2015.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Moshe N. Gavrielov	37,500	—	—	25.39	7/6/2010	7/6/2017	(4)	—	—	—	—
	—	—	—	—	7/2/2012	—		38,500	1,629,320	—	—
	—	—	—	—	7/2/2012	—		—	—	24,400	1,032,608
	—	—	—	—	7/1/2013	—		—	—	120,251	5,089,022
	—	—	—	—	7/1/2014	—		—	—	93,500	3,956,920
Jon A. Olson	80,000	—	—	22.80	7/3/2006	7/3/2016	(4)	—	—	—	—
	100,000	—	—	20.57	7/1/2009	7/1/2016	(4)	—	—	—	—
	110,000	—	—	25.39	7/6/2010	7/6/2017	(4)	—	—	—	—
	—	—	—	—	7/2/2012	—		14,500	613,640	—	—
	—	—	—	—	7/2/2012	—		—	—	9,124	386,128
	—	—	—	—	7/1/2013	—		—	—	35,751	1,512,982
	—	—	—	—	7/1/2014	—		—	—	26,000	1,100,320
Victor Peng	95,000	—	—	25.39	7/6/2010	7/6/2017	(4)	—	—	—	—
	—	—	—	—	7/2/2012	—		14,500	613,640	—	—
	—	—	—	—	7/2/2012	—		—	—	9,124	386,128
	—	—	—	—	7/1/2013	—		—	—	35,751	1,512,982
	—	—	—	—	7/1/2014	—		—	—	26,000	1,100,320
Krishna Rangasayee	10,000	—	—	20.57	7/1/2009	7/1/2016	(4)	—	—	—	—
	15,000	—	—	24.74	1/11/2010	1/11/2017	(4)	—	—	—	—
	50,000	—	—	25.39	7/6/2010	7/6/2017	(4)	—	—	—	—
	—	—	—	—	1/10/2012	—		1,250	52,900	—	—
	—	—	—	—	7/2/2012	—		10,000	423,200	—	—
	—	—	—	—	7/2/2012	—		—	—	6,154	260,437
	—	—	—	—	7/1/2013	—		—	—	24,375	1,031,550
	—	—	—	—	7/1/2014	—		—	—	19,000	804,080

Outstanding Equity Awards at Fiscal Year-End 2015 (continued)

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Vincent L. Tong	50,000	—	—	20.57	7/1/2009	7/1/2016	(4)	—	—	—	—
	80,000	—	—	25.39	7/6/2010	7/6/2017	(4)	—	—	—	—
	—	—	—	—	7/2/2012	—		10,000	423,200	—	—
	—	—	—	—	7/2/2012	—		—	—	6,154	260,437
	—	—	—	—	7/1/2013	—		—	—	24,375	1,031,550
	—	—	—	—	7/1/2014	—		—	—	19,000	804,080
Frank A. Tornaghi(5)	3,334	—	—	25.39	7/6/2010	7/6/2017	(4)	—	—	—	—

(1)	Time-based RSUs vest 100% on the third anniversary of the date of grant, subject to continued employment with the Company.

(2)
Market value is computed by multiplying the closing price of the Company’s stock on the last trading day of the fiscal year by the number of shares reported in the adjacent column. The closing price of the Company’s stock on March 27, 2015 was $42.32.

(3)
Performance-based RSUs vest 33.3% on the first anniversary of the date of grant, and then 33.3% on each anniversary date thereafter, subject to continued employment with the Company. The number of shares subject to RSUs in this column are based on the number of performance-based RSUs that were earned based on actual performance achievement, except for those awarded in fiscal 2015. For the performance-based RSUs awarded in fiscal 2015, this column represents the number of RSU shares assuming achievement at 100% of target level performance. In May 2015, the Compensation Committee determined that the following number of performance-based RSUs were earned based on actual performance achievement: Mr. Gavrielov, 83,215 shares; Mr. Olson, 23,140 shares; Mr. Peng, 23,140 shares; Mr. Rangasayee, 16,910 shares; and Mr. Tong, 16,910 shares.

(4)
The stock option vests and becomes exercisable over a period of four years in equal monthly installments beginning on the first monthly anniversary of the date of grant, subject to continued employment with the Company.

(5)
In connection with his retirement on March 27, 2015, 17,503 shares subject to RSUs granted prior to fiscal 2015 accelerated and became fully vested. The RSUs granted to Mr. Tornaghi in fiscal 2015 were forfeited on March 27, 2015, the effective date of his retirement.

Option Exercises and Stock Vested for Fiscal 2015
The following table provides information on stock option exercises and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Moshe N. Gavrielov	50,000	786,000	148,184	7,213,271
Jon A. Olson	170,000	3,434,299	51,262	2,497,911
Victor Peng	150,000	3,226,680	51,262	2,497,911
Krishna Rangasayee	10,000	115,543	29,678	1,436,590
Vincent L. Tong	10,000	215,429	34,426	1,677,337
Raja Petrakian	30,000	490,079	51,929	2,418,064
Frank A. Tornaghi	91,666	1,963,165	51,929	2,418,064

(1)
The value realized upon exercise is the product realized by multiplying the number of shares of stock by the difference between the market value of the underlying shares on the exercise date and the exercise price applicable to the stock options.

(2)	The value realized upon vesting is the product realized by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Nonqualified Deferred Compensation Plan
The Company maintains an unfunded, nonqualified deferred compensation plan which allows our employees in director-level and above positions, including our named executive officers, as well as our directors, to voluntarily defer receipt of a portion or all of their salary, cash bonus payment and/or sales incentive payment or directorship fees, as the case may be, until the earliest “distribution event” (e.g., specific date, termination of employment, death or change of control) elected by the participants or provided for by the plan, thereby allowing the participating employees and directors to defer taxation on such amounts. Distributions may be made in a lump sum payment or in installments (not to exceed 15 years). This deferred compensation plan is offered in order to allow participants to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) Plan. Further, we offer the deferred compensation plan as a competitive practice to enable us to attract and retain top talent by providing employees with an opportunity to save in a tax efficient manner.
Amounts credited to the deferred compensation plan consist only of cash compensation that has been earned and payment of which has been timely and properly deferred by the participant. Under the deferred compensation plan, the Company is obligated to deliver on a future date the deferred compensation credited to the relevant participant’s account, adjusted for any positive or negative notional investment results from hypothetical investment alternatives selected by the participant under the deferred compensation plan (Obligations). The Obligations are unsecured general obligations of the Company and rank in parity with other unsecured and subordinated indebtedness of the Company.
In addition, the Company, acting through the Board, may make discretionary contributions to the accounts of one or more deferred compensation plan participants. In fiscal 2015, there were no discretionary contributions made by the Company to the deferred compensation plan accounts, and we do not guarantee minimum returns to any participant in the deferred compensation plan. We incur only limited administration expenses to maintain the deferred compensation plan. The deferred compensation plan is evaluated for competitiveness in the marketplace from time to time, but the level of benefits provided is not typically taken into account in determining an executive’s overall compensation package for a particular year.
Nonqualified Deferred Compensation for Fiscal 2015
The following table provides information on non-qualified deferred compensation for the named executive officers during fiscal 2015.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Moshe N. Gavrielov	—	—	—	—	—
Jon A. Olson(1)	94,800	—	148,775	—	3,334,780
Victor Peng(2)	302,044	—	102,987	—	1,460,568
Krishna Rangasayee	—	—	—	—	—
Vincent Tong	—	—	—	—	—
Raja Petrakian(3)	72,340	—	27,167	16,070	582,238
Frank Tornaghi	—	—	—	—	—

(1)	Mr. Olson’s contribution consists of compensation earned during fiscal 2015, which is also reported in the applicable columns in the Summary Compensation Table.

(2)	Mr. Peng’s contribution consists of compensation earned during fiscal 2015, which is also reported in the applicable columns in the Summary Compensation Table.

(3)
Mr. Petrakian’s contribution consists of $50,740 of non-equity incentive plan compensation earned during fiscal 2014, and $21,600 non-equity incentive plan compensation earned during fiscal 2015, which is also reported in the applicable column in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are J. Michael Patterson, Marshall C. Turner and Elizabeth W. Vanderslice. No member of the Compensation Committee is, or was during fiscal 2015, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee is, or was during fiscal 2015, an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves. For further discussion regarding transactions with related parties, see the section above entitled “DIRECTORS AND CORPORATE GOVERNANCE—Board Independence.”

RELATED TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving all related party transactions. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. The Audit Committee reviews related party transactions due to the potential for a conflict of interest. A conflict of interest arises when an individual’s personal interest interferes with the Company’s interests. All transactions identified through our disclosure controls and procedures as potential related party transactions, or transactions that may create a conflict of interest or the appearance of a conflict of interest, are brought to the attention of the Audit Committee for its review. In reviewing related party transactions, the Audit Committee applies the standards set forth in the Company’s Code of Conduct and the Directors’ Code of Ethics which provide that directors, officers and employees are to avoid any activity, investment or association that would cause or even appear to cause a conflict of interest. Copies of the Audit Committee Charter, the Code of Conduct and the Directors’ Code of Ethics are available on our website at http://www.investor.xilinx.com under “Corporate Governance.” For further discussion regarding transactions with related parties, see the section above entitled “DIRECTORS AND CORPORATE GOVERNANCE—Board Independence.”

In fiscal 2011, our Audit Committee pre-approved our engagement of BlackRock, Inc. (BlackRock) as an investment manager. At the time we entered into this engagement, BlackRock was the beneficial owner of more than five percent of our outstanding common stock and is currently a beneficial owner of more than five percent of our outstanding common stock. Xilinx paid BlackRock $422,933 in management fees during fiscal 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company, and written representations from certain reporting persons that no other reports were required, the Company believes that its officers, directors and greater-than-10% stockholders complied with all Section 16(a) filing requirements during the 2015 fiscal year.

COMMITTEE REPORTS

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015.
The Compensation Committee
—J. Michael Patterson, Chairman
—Marshall C. Turner
—Elizabeth W. Vanderslice

The foregoing Report of the Compensation Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Xilinx under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. It assists the Board in fulfilling its oversight responsibilities to the stockholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and implementation of the reporting process including the systems of internal controls and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. In accordance with the law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent auditors. The Charter of the Audit Committee can be found at www.investor.xilinx.com under “Corporate Governance.”

The Company’s external auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of the Company’s audited financial statements to generally accepted accounting principles in the United States and the effectiveness of the Company’s internal control over financial reporting. In carrying out its responsibilities, the Audit Committee has the power to retain outside counsel or other experts and is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for the fiscal year ended March 28, 2015, with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP, matters required to be discussed under standards published by the Public Company Accounting Oversight Board (PCAOB), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with them their independence from the Company and its management.

The Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of March 28, 2015. The Audit Committee has also reviewed and discussed with Ernst & Young LLP its audit of and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the fiscal year ended March 28, 2015.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015 for filing with the SEC.
The Audit Committee of the Board of Directors
—John L. Doyle, Chairman
—J. Michael Patterson
—Albert A. Pimentel
—Marshall C. Turner

The foregoing Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Xilinx under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

As recommended by the Nominating and Governance Committee, the Board of Directors’ nominees for election by the stockholders are the following seven (7) current members of the Board of Directors: Mr. Philip T. Gianos, Mr. Moshe N. Gavrielov, Mr. William G. Howard, Jr., Mr. J. Michael Patterson, Mr. Albert A. Pimentel, Mr. Marshall C. Turner and Ms. Elizabeth W. Vanderslice.

Unless otherwise indicated, the proxy in the form enclosed will be voted FOR the election of the nominees for election as directors to the Board of Directors. If any of the nominees should be unwilling or unable to serve as of the Annual Meeting, the proxies will be voted for the election of such other person as the Board of Directors may designated, if any, in place of such nominee.

Required Vote

Each nominee receiving more votes “FOR” than “AGAINST” shall be elected as a Director. If you do not wish your shares to be voted with respect to a nominee, you may “ABSTAIN,” in which case your shares will have no effect on the election of that nominee. Broker non-votes will also have no effect on the outcome of this Proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Our executive officer compensation program is designed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. Under this program, our named executive officers are rewarded for individual and collective contributions to our success consistent with our “pay for performance” orientation. Furthermore, the executive officer total compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. Additional details about our executive compensation programs are described under the section titled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

Our Compensation Committee regularly reviews the executive officer compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, the affirmative vote of holders of a majority of the votes cast in person or by proxy for this Proposal would indicate stockholder approval of the resolution. Abstentions will have the same effect on the outcome of this Proposal as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this Proposal. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF EXTERNAL AUDITORS

The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of Xilinx for the fiscal year ending April 2, 2016 and recommends that stockholders vote for ratification of such appointment. Although we are not required to submit to a vote of the stockholders the ratification of the appointment of Ernst & Young LLP, the Company, the Board and the Audit Committee, as a matter of good corporate governance, have determined to ask the stockholders to ratify the appointment. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will take the vote under advisement in evaluating whether to retain Ernst & Young LLP.
Representatives of Ernst & Young LLP attend meetings of the Audit Committee of the Board including executive sessions of the Audit Committee at which no members of Xilinx management are present. Ernst & Young LLP has audited the Company’s financial statements for each fiscal year since the fiscal year ended March 31, 1984. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. In addition, they will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
Fees Paid to Ernst & Young LLP
The following table shows the fees billed or to be billed for audit and other services provided by Ernst & Young LLP for fiscal 2015 and 2014.

	2015	2014
Audit Fees	$2,640,578	$2,870,800
Audit-Related Fees	—	—
Tax Fees	315,195	296,000
All Other Fees	—	—
Total	$2,955,773	$3,166,800
Audit Fees
This category includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s interim financial statements on Form 10-Q and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes, but is not limited to, statutory audits required by non-U.S. jurisdictions, consultation and advice on new accounting pronouncements, technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions and comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees
This category consists of assurance and related services that are reasonably related to the performance of the annual audit or interim financial statement review and are not reported under “Audit Fees.” No such services were provided by Ernst & Young LLP during fiscal 2015 and fiscal 2014.
Tax Fees
This category consists of fees for tax compliance, tax advice and tax planning services, including preparation of tax returns and assistance and representation in connection with tax audits and appeals.
All Other Fees
This category consists of services that are not included in the category descriptions defined above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” No such services were provided by Ernst & Young LLP during fiscal 2015 and fiscal 2014.

Audit Committee’s Pre-approval Policy and Procedures
The Audit Committee has adopted policies and procedures for approval of financial audit (and audit-related), non-financial audit, tax consulting and other work performed by Ernst & Young LLP. Pursuant to its charter and those policies, the policy of the Audit Committee is that any and all services to be provided to the Company by Ernst & Young LLP are subject to pre-approval by the Audit Committee. The Audit Committee pre-approves annual audit fees, quarterly reviews and tax compliance fees at the beginning of the fiscal year. In its review of non-financial audit, tax consulting and other services, the Audit Committee considers whether the provision of such services are consistent with SEC guidance, and whether the service facilitates the performance of the financial audit, improves the Company’s financial reporting process, and is otherwise in the Company’s best interests and compatible with maintaining Ernst & Young LLP’s independence.
The Audit Committee did not waive its pre-approval policies and procedures during the fiscal year ended March 28, 2015.
All of the services described in the fee table above were approved pursuant to the Audit Committee’s pre-approval policy.
Required Vote
Approval of this proposal requires the affirmative vote of a majority of the shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will be counted as “AGAINST” votes with respect to the proposal, but broker non-votes will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S EXTERNAL AUDITORS FOR FISCAL 2016.

OTHER MATTERS
The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.
THE BOARD OF DIRECTORS
Dated: June 30, 2015

Solicited by the Board of Directors

The undersigned stockholder of XILINX, INC., a Delaware corporation (Xilinx or the Company), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Xilinx, each dated June 30, 2015, and hereby appoints Moshe N. Gavrielov and Scott R. Hover-Smoot, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of Xilinx to be held on August 12, 2015 at 11:00 a.m. Pacific Daylight Time at Xilinx, Inc., 2050 Logic Drive, San Jose, California, 95124, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock, $0.01 par value, of Xilinx (Common Stock), which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH OF PHILIP T. GIANOS, MOSHE N. GAVRIELOV, WILLIAM G. HOWARD, JR., J. MICHAEL PATTERSON, ALBERT A. PIMENTEL, MARSHALL C. TURNER AND ELIZABETH W. VANDERSLICE AS DIRECTORS OF XILINX; FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS; FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S EXTERNAL AUDITORS FOR FISCAL 2016; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

The Xilinx 2015 Proxy Statement and 2015 Annual Report to Stockholders on Form 10-K are available for review at http://www.allianceproxy.com/xilinx/2015

The Board of Directors recommends you vote FOR the following proposals:

Please mark votes as in this example ☒

1. ELECTION OF DIRECTORS:

		FOR	AGAINST	ABSTAIN
01.	Philip T. Gianos	☐	☐	☐
02.	Moshe N. Gavrielov	☐	☐	☐
03.	William G. Howard, Jr.	☐	☐	☐
04.	J. Michael Patterson	☐	☐	☐
05.	Albert A. Pimentel	☐	☐	☐
06.	Marshall C. Turner	☐	☐	☐
07.	Elizabeth W. Vanderslice	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Proposal to approve, on an advisory basis, the compensation of the Company's named executive officers	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as the Company's external auditors for fiscal 2016	☐	☐	☐

I plan on attending the Meeting ☐

NOTE: AUTHORIZED SIGNATURES - THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date: ______________________________

____
Signature

____
Signature (Joint Owners)

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

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INTERNET

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MAIL

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